As filed with the Securities and Exchange Commission January 29, 2016	Registration Statement No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0774638	3690
(State or other jurisdiction of	(I.R.S. Identification Number)	(Primary Standard Industrial
incorporation or organization)		Classification Code Number)

3601 Clover Lane

New Castle, Pennsylvania 16105

Telephone (724) 654-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald Farley

3601 Clover Lane

New Castle, Pennsylvania 16105

Telephone (724) 654-9300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Jolie Kahn, Esq.

2 Liberty Place, Suite 3401

Philadelphia, PA 19102

Telephone (215) 253-6645

Approximate Date of Commencement of Proposed Sale to the Public: At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.005 per share (1)	11,701,474	$0.80	$9,361,180	$943

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder as to include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, and similar transactions.

(2)	Estimated for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price as of January 8, 2016.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated January 29, 2016

PROSPECTUS

The information in the prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

11,701,474 Shares of Common Stock

This prospectus relates to the offer and sale of up to 11,701,474 shares of common stock of Axion Power International, Inc., a Delaware corporation, issued to certain selling stockholders, which are signatories on the below listed securities purchase agreement dated November 4, 2015, between the selling stockholders and us, as amended by those certain amendment agreements, dated January 28, 2016, between us and each of the selling stockholders (and all references in this prospectus to this securities purchase agreement, and the registration rights agreement and notes issued in conjunction with this securities purchase agreement, refer to the securities purchase agreement, registration rights agreement and notes, as amended by those certain amendment agreements, dated January 28, 2016, between us and each of the selling stockholders), upon the conversion of $3,650,000 principal amount of the convertible notes due January 5, 2017, and that may be offered and sold from time to time by the selling stockholders.

This prospectus covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the convertible notes due January 5, 2017 and also by reason of stock splits, stock dividends, and other events described therein. $9,000,000 of the principal amount of the convertible notes due on January 5, 2017 were acquired by the selling stockholders in a private placement with us that closed on November 5, 2015, and $363,530 of the principal amount of the notes were issued to one of the selling stockholders as a result of the “roll over” of principal and accrued interest of August 2015 bridge notes in the same amount as of the date of this prospectus. We are registering shares for resale which shall be issued upon conversion of principal and interest on $3,650,000 of the total principal amount of the notes issued to the selling stockholders.

Under the registration rights agreement entered into by us and the selling shareholders in connection with the issuance of the convertible notes due January 5, 2017, and the warrants issued in conjunction therewith (“warrants”), we are required to register for resale 200% of the number of shares of our common stock issuable pursuant to $3,650,000 principal amount of the convertible notes (out of a total of $9,000,000 of the total principal amount of such convertible notes plus $363,500 principal amount of the notes as a result of the “roll over” of certain bridge notes originally issued by us in August 2015), based upon a conversion price of $0.68. This amount represents a good faith estimate of the maximum number of shares issuable pursuant to $3,650,000 principal amount of the convertible notes.

Unless otherwise noted, the terms “the Company,” “our Company,” “Axion,” “we,” “us” and “our” refer to Axion Power International, Inc. and its subsidiaries.

The selling stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more privately negotiated transactions at prices acceptable to the selling stockholders, or otherwise, so long as our common stock is trading on the Nasdaq Capital Market or the OTCQB, and if it is not trading on the OTCQB, OTCQX or a listed exchange, sales may only take place at fixed prices.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. We will not receive any proceeds from the sale of shares by the selling stockholders. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “PLAN OF DISTRIBUTION” beginning of page 45. In connection with any sales of the common stock offered hereunder, the selling stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses related to the registration of the shares covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

Our common stock trades on the Nasdaq Capital Market under the symbol “AXPW”. The closing sale price on the Nasdaq Capital Market on January 8, 2016, was $0.80 per share.

Our principal executive offices are located at 3601 Clover Lane, New Castle PA 16105. Our telephone number at that address is (724) 654-9300.

Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2016.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the Securities and Exchange Commission’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 7, and any supplements before making a decision to invest in our common stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The common stock is not being offered in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

Cautionary Note Regarding Forward-Looking Information

This prospectus, in particular the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing herein, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended , and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our assumptions about financial performance; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the electrical storage device industry, all of which are subject to various risks and uncertainties.

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When used in this prospectus as well as in reports, statements, and information we have filed with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors.

PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

Our Company

The cornerstone of our PbC technology is our proprietary PbC lead carbon battery, which substitutes an activated carbon negative electrode for the standard lead negative electrode in a lead-acid battery construct. All other components of the PbC battery (such as case, cover, separator material, positive plate, electrolyte and other components) are identical to those used in a conventional lead-acid battery. The PbC product is part battery with energy storage capabilities and part asymmetric hybrid supercapacitor with a fast recharge rate, charge acceptance and long cycle life. The construct design results in a relatively low cost device that can be manufactured in iterations that deliver maximum power, or deliver maximum energy, or provide a range of balances between the two. Our PbC battery can be used in applications that service the energy storage needs of several markets including transportation, renewable power, frequency regulation and backup power.

We have devoted more than ten years to research and development on our PbC technology. Our work has focused on developing our intellectual property, characterizing baseline performance, developing proprietary treatment processes for the activated carbon we use in our electrodes, developing proprietary designs, manufacturing techniques for electrode assemblies and fabricating a series of material and design evaluation prototypes that range from single cell to multi-cell batteries for use in energy storage devices and systems.

Our PbC technology is protected by thirteen issued U.S. patents and other proprietary features and structures, and we typically have a number of additional patent applications in process at any point in time. The resulting devices are technically sophisticated yet simple in design. The carbon negative electrode assemblies are fabricated from readily available raw materials using, for the most part, standard industrial processes and techniques. The PbC negative electrodes that are then assembled into PbC batteries can be used with the same case cover, positive plate, separators and electrolyte that are used in conventional lead-acid batteries. Our PbC batteries can be assembled with the same equipment and methodology commonly used for manufacturing conventional lead-acid batteries. PbC batteries use significantly less lead than standard lead-acid batteries with a comparable footprint. Moreover, the lead, plastics and acid employed, just like lead-acid batteries, can be routinely and profitably recycled at existing recycling facilities around the world. A 2007 United States EPA report indicated that in the United States lead-acid batteries are fully recycled 99.2% of the time.

We believe our advanced battery technologies are uniquely situated to answer the current challenges facing both the historic lead-acid battery industry and the challenges facing newer battery chemistries such as lithium-ion, nickel metal hydride, etc. While we further commercialize and continue to explore various potential applications for our PbC technology in the future, these two facilities in New Castle, Pennsylvania will continue to provide us with both an important research and development facility and a production plant in which to produce our lead-free activated carbon negative electrodes. We will also accelerate our development of strategic partners for energy storage manufacture.

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In our current strategy, we have moved away from specialty and contract manufacture of standard lead acid batteries. We will instead focus on consolidating our operations into one facility for the production of our finished lead-free carbon negative electrode. The facility also provides space for battery string testing and additional storage.

Our objective has consistently been to become an industry leader in the development, production and sourcing of components for cost competitive high performance energy storage systems. We are currently actively pursuing this strategy in the following core areas:

•	Platform technology business model. We are implementing a platform technology business model that will focus on developing and manufacturing carbon electrode assemblies that we can offer for sale to established battery manufacturers who want to use our PbC carbon electrode products in their batteries.
•	Leverage relationships with battery manufacturers. Our business model is based on the premise that, as we continue forward, we can most effectively address the needs of the market by selling PbC negative electrode assemblies to established lead-acid battery manufacturers who want to add advanced battery technology to their existing product lines. We believe this business model should allow us to leverage the business abilities, manufacturing facilities and distribution networks of established manufacturers in order to reduce our time to market and increase our potential market penetration.
•	Build a recognized brand. We believe strong brand name recognition is important in order to increase product awareness and to effectively penetrate the mass market. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost of ownership per storage cycle.
•	Targeted marketing strategy. Markets for motive power, utility grid connected power; renewable energy and standby power (UPS) are becoming increasingly attractive. We are actively pursuing the use of our lead carbon technology products in these markets.
•	Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in research and development. Our research and development focus will now be working with prospective customers on the commercial application of our PbC technology to fit their unique requirements.

Our commercial market applications focus is:

•	Utility applications e.g. frequency regulation

•	Buffering, smoothing and micro grid for renewable energy sources (solar and wind)

•	Hybrid medium and heavy duty trucks

•	Residential and small community energy storage

•	Hybrid locomotives

•	Hybrid vehicles incorporating stop/start technology

Recent Developments

Board Appointments and Resignations

In January 2015, Richard Bogan and Donald Farley were appointed as Directors and Mr. Farley was appointed as Chairman.

Effective as of January 31, 2016, D. Walker Wainwright has resigned as a Director and effective as of February 1, 2016, Robert A. Maruszewski has been appointed a Director.

Binding Letter of Intent with LCB International, Inc.

On June 13, 2015, we entered into a Binding Letter of Intent with LCB International, Inc., a British Virgin Islands corporation, regarding an exclusive license of our intellectual property portfolio of PbC technology for various applications (including, but not limited to related e-energy solutions for motive and stationary applications, including, but not limited to e-scooter, commercial, light and off road vehicles and grid storage of our PbC technology in the People’s Republic of China, Taiwan, Macao and Hong Kong.  Despite negotiations between the parties during the third quarter of 2015, they were unable to reach agreement on definitive documentation, and the parties are currently exploring the possibility of a revised transaction structure revolving around a technology license structure.

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Sharon PA Project

On June 12, 2015, we entered into a 30 month and 18 day option to enter into an energy frequency regulation lease for the subject property. The option fee is $4,000 per month for months 1 thru 18 and $6,000 per month thereafter, and we can extend the option for an additional six months upon notice at least 30 days prior to the initial lease term. The option agreement permits us to exercise the option at any time during the option term.

We are also preparing filings seeking regulatory approval for a 2.5MW frequency regulation project at Sharon PA that is enabled by a lease option for the site including possible expansion to a 12.5MW project at a later date, subject to regulatory approval. Carbon electrodes were prepared for PbC battery manufacturing trials with select U.S. based battery companies, a key goal of our strategy. Commercial development progress was made on applications for less complicated drop-in uses of PbC batteries. Activities to engage licensing and development partners for key markets are also ongoing in keeping with our strategy.

On June 26, 2015, we executed an amendment pursuant to which it extended the lease option for an additional six months upon the same terms and conditions.

Reverse Stock Split

On July 14, 2015, we effected a 1-for-35 reverse split of our common stock and Series A warrants. The number of Series B warrants was not impacted by the 1-for -35 reverse split. All share related and per share information has been adjusted to give effect to the reverse stock split from the beginning of the earliest periods presented.

Bridge Notes

On August 7, 2015, we entered into a securities purchase agreement with several accredited investors, including one of our directors pursuant to which it is selling $600,000 principal amount of convertible notes to these investors. The transaction was approved by our Board of Directors on August 5, 2015. The notes carry an original issue discount of 15% so that the gross amount of proceeds to us (before expenses) is $510,000. The notes bear interest at the rate of 12% per annum, and the interest is payable in cash upon repayment of the notes or in shares of our common stock upon conversion of the notes. The notes have a term of 90 days from the date of issuance, which may be extended at the option of the holder with respect to all or any portion of a note (i) in the event that and for so long as an event of default is occurring under a note, (ii) through the date that all shares issued upon conversion of the Note may be resold under Rule 144 without restriction and/or (iii) through the date that is 10 business days after the consummation of a change in control transaction, all as specified in the notes. The conversion price for the notes is $1.75 per share. The holders of the notes will be issued one five year warrant for each $1.00 of principal amount of the note invested (510,000 Warrants in total). Each warrant has an exercise price of $1.75 per share. The agreement, notes and warrants contain other terms and provisions which are customary for a transaction of this nature, including standard representations and warranties and events of default. The transaction is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, as promulgated thereunder, and closed on August 7, 2015. All monies were received on August 11, 2015. As of the date of this prospectus, all but $11,765 of the principal amount of these bridge notes has been satisfied.

Nasdaq Notification

On August 25, 2015, we received a written notification from the Nasdaq Stock Market LLC that it did not meet the minimum of $2,500,000 in stockholders’ equity for continued listing (as set forth in Listing Rule 5550(b)(1)) as a result of the report of shareholders equity of $570,824 in our Form 10-Q for the period ended June 30, 2015, which was largely as a result of the valuation of our Series B Warrants for the quarter ended June 30, 2015. The notification does not result in the immediate delisting of our common stock, and its common stock will continue to trade uninterrupted on the Nasdaq Capital Market.

On November 20, 2015, the Company received written notification that based upon review of the Company’s submissions and its filings with the SEC, Nasdaq has granted the Company an extension until February 22, 2016, to demonstrate it has regained compliance with this minimum shareholders’ equity requirement. Evidence of compliance shall be set forth in a Current Report on Form 8-K to be filed on or before February 22, 2016, and the Company must show a minimum shareholders’ equity of $2,500,000 at the end of the period in which it regained compliance as reported in the periodic report (on Form 10-K or 10-Q as applicable) for the period in which compliance is regained.

The Company has planned an orderly delisting from the Nasdaq Capital Market and move to the OTCQB to be effected no later than February 5, 2016.

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We submitted a plan to regain compliance on October 9, 2015. If the plan is accepted, we can be granted an extension of up to 180 calendar days to evidence compliance. Nasdaq is continuing to review the plan, and we have submitted additional information at the request of Nasdaq.

Management Changes

On October 2, 2015, Charles Trego resigned as Chief Financial Officer, and Danielle Baker was appointed as the Chief Accounting Officer.

Effective as of February 1, 2016, Donald Farley has resigned from responsibilities as interim CEO but shall remain as our Chairman and our Director. Also, effective as of February 1, 2016, Richard H. Bogan has been appointed as our chief executive officer.

$9 Million Financing Transaction

On November 4, 2015, we entered into a financing transaction for the sale of convertible notes and warrants issued by us with gross proceeds of $9 million to us. Upon closing of the sale of the notes and warrants, we received cash proceeds of $1.85 million and deposit of an additional $7.15 million into a series of control accounts in our name. On January 28, 2016, an additional $1,800,000 was released from the control accounts by the selling stockholders. We are permitted to withdraw the balance of the $5,350,000 in funds from our control accounts (i) in connection with certain conversions of the notes or (ii) otherwise, as follows: $668,750 on May 2, 2016, and on the first trading day of each calendar month thereafter until there are no more funds in the control accounts, subject in each instance to equity conditions set forth in the convertible notes.

We received approximately $1.7 million in net proceeds at closing, which occurred on November 5, 2015, after deducting our placement agent’s fee of $138,750. Offering expenses, other than our placement agent’s fee, were approximately $100,000, which were paid out of the proceeds at Closing. On January 28, 2016, we received another $1,800,000 in net proceeds, as our placement agent has agreed to defer any fees on these funds until May 2, 2016, at which point, we will owe our placement agent the $135,000 otherwise due on the $1,800,000 at the time of release. At each release of funds starting on May 2, 2016, we will receive approximately $618,590 in net proceeds, after deducting our placement agent’s fee of $50,156.25.

The initial conversion price of the notes is $1.23 per share, and the initial exercise price of the 10,975,608 warrants is $1.29 per share.

As a result of “rollover” of $363,530 of principal amount and accrued and unpaid interest of our August 2015 bridge notes, an additional note in the principal amount of $363,530 with the same terms as the convertible notes, and an additional 443,328 warrants were issued effective as of November 5, 2015. The terms of the notes and warrants are further described in “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” in this prospectus.

The Offering

Common stock offered by the selling stockholders:	Up to 11,701,474 shares of our common stock, par value $0.005 per share, are being offered by the selling stockholders. These shares are issuable upon the conversion of $3,650,000 of the principal amount of our convertible notes due on January 5, 2017 and interest thereon at a conversion price of $0.68 (subject to adjustment as described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” in this prospectus). In total in the private placement, $9,000,000 principal amount of convertible notes and 10,975,608 warrants were issued by us to various selling stockholders in a private placement on November 5, 2015, and $363,530 principal amount of convertible note and 443,328 warrants were issued on November 10, 2015.

Offering prices:	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the selling stockholders may determine.

Common stock outstanding:	3,967,982 shares as of January 29, 2016.

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Dividend policy:	Dividends on our common stock may be declared and paid when and as determined by our board of directors. We have not paid and do not expect to pay dividends on our common stock.

Nasdaq Capital Market:	AXPW for common stock and AXPWW for Series A warrants (although we are seeking to voluntarily delist from the Nasdaq Capital Market and relist on the OTCQB no later than February 5, 2016)

Use of proceeds:	We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time they sell their shares.

Risk Factors

See “Risk Factors” beginning on page 7 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Our Address

Our principal executive offices are located at 3601 Clover Lane, New Castle, Pennsylvania 16105, and our telephone number is (724) 654-9300.

We are registering the shares being offered under this prospectus pursuant to the registration rights agreement that we entered into with the selling stockholders described below under “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” in this prospectus).

The number of shares of common stock that will be outstanding immediately after this offering is based on the 3,967,982 shares of our common stock outstanding as of January 29, 2016 and assumes full conversion of the convertible notes identified above. There is no guarantee that the convertible notes will be converted into common stock. The number of shares of common stock that will be outstanding immediately after this offering does not include:

•	510,000 shares of common stock issuable upon exercise of the Senior Convertible Bridge Note Warrants outstanding as of January 29, 2016, at a conversion price of $1.75 per share;

•	1,099 shares of common stock issuable upon exercise of the Junior Warrants outstanding as of January 29, 2016, at a conversion price of $528.50 per share;

•	141 shares of common stock issuable upon conversion of the Junior Convertible Notes outstanding as of January 29, 2016, at an exercise price of $462.00 per share;

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•	7,408 shares of common stock issuable upon the exercise of warrants (other than the warrants issued in conjunction with the November 2015 offering) outstanding as of January 29, 2016, at a weighted average exercise price of $186.51 per share;

•	15,119 shares of common stock issuable upon the exercise of options outstanding as of January 29, 2016, at a weighted average exercise price of $288.51 per share;

•	748 shares of common stock reserved for future grant or issuance as of September 24, 2014 under all of our 2004 Outside Directors Stock Option Plan and our 2010 Employees and Officers Stock Option Plan;

•	61,608 Series A warrants outstanding as of January 29, 2016, at an exercise price of $17.50 per share; and

•	34,521 Series B warrants outstanding as of November 5, 2015 converting into 38,837 shares of stock on a cashless basis.

RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk and uncertainty. You should carefully consider all of the information in this prospectus before making an investment decision. The following are among the risks we face related to our business, assets and operations. They are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also arise. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. You should not purchase our shares unless you can afford to lose your entire investment.

RISKS RELATED TO OUR FINANCIAL POSITION

We have a history of operating losses. We expect to incur operating losses and negative cash flow in the future and we may never achieve or sustain an operating profit or positive cash flow.

We have historically incurred substantial operating losses of $11.4 million and $8.2 million for the years ended December 31, 2014 and 2013, respectively. At December 31, 2014, we had retained earnings deficit of $115.3 million. These operating losses have had, and will continue to have, an adverse effect on our balance sheet, statement of operations and comprehensive loss, and statements of cash flows. Because of the numerous risks and uncertainties associated with our business, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to achieve and then sustain profitability would have a material adverse effect on our results of operations and business.

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Our independent registered public accounting firm’s report for the fiscal year ended December 31, 2014 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Due to the uncertainty of our ability to meet our cash requirements to fund our current operations, working capital, and non-current liabilities, in their report on our audited annual financial statements as of and for the year ended December 31, 2014, our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Recurring losses from operations raise substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to meet existing contractual obligations with third parties (including product warranties) or to enter into new critical contractual relations with third parties.

We are in the early stages of commercialization and our PbC products may never achieve significant commercial market acceptance.

Our success depends on our ability to develop and market PbC products that are recognized as superior to those currently existing in the marketplace. Most of our potential customers currently use other products using different technology and may be reluctant to change those methods to a new technology. Market acceptance will depend on many factors, including our ability to convince potential customers that our PbC battery solution is an attractive alternative to existing products. We will need to demonstrate that our products provide reliable and cost-effective alternatives to existing products. Compared to most competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to adopting our technology, potential customers may be required to devote significant time and effort to testing and validating our products. Many factors influence the perception of a new technology, including its use by leaders in the industry. If we are unable to continue to induce these leaders to adopt our technology, acceptance and adoption of our products could be slowed. In addition, if our products fail to gain significant acceptance in the marketplace and we are unable to expand our customer base, we may never generate sufficient revenue to achieve or sustain profitability.

Our sales cycle is lengthy and variable, which makes it difficult for us to forecast revenue and other operating results.

The sales cycle for our products is lengthy, which makes it difficult for us to accurately forecast revenue in a given period, and may cause revenue and operating results to vary significantly from period to period. Some potential customers for our products typically need to commit significant time and resources to evaluate the technology used in our products and their decision to purchase our products may be further limited by budgetary constraints, lack of funding and numerous layers of internal review and approval, which are beyond our control. We spend substantial time and effort assisting potential customers in evaluating our products, including providing demonstrations and validation. Even after initial approval by appropriate decision makers, the negotiation and documentation processes for the actual adoption of our products can be lengthy. As a result of these factors, based on our experience to date, our sales cycle, the time from initial contact with a prospective customer to routine commercial utilization of our products, has varied and can sometimes be several months or longer, which has made it difficult for us to accurately project revenues and other operating results. In addition, the revenue generated from sales of our products may fluctuate from time to time due to market and general economic conditions. As a result, our financial results may fluctuate on a quarterly basis which may adversely affect the price of our common stock.

We will need to raise additional funds through debt or equity financings in the future to achieve our business objectives and to satisfy our cash obligations, which would dilute the ownership of our existing shareholders and possibly subordinate certain of their rights to the rights of new investors.

We will need to raise additional funds through debt or equity financings in order to complete our ultimate business objectives, including funding working capital to support fulfillment of future orders for our products to pay-off our subordinated notes. We also may choose to raise additional funds in debt or equity financings if they are available to us on reasonable terms to increase our working capital, strengthen our financial position or to make acquisitions. Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing shareholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our common stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our common stock in connection with an acquisition of us. Such preferred shares, if authorized, might be granted rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our common stock. Also, new investors may require that we and certain of our shareholders enter into voting arrangements that give them additional voting control or representation on our board of directors.

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RISKS RELATED TO OUR BUSINESS OPERATIONS

We depend on key personnel, and our business may be severely disrupted if we cannot recruit a new CEO/President or we lose the services of our key executives, employees, and consultants.

Our business is dependent upon the leadership of a seasoned CEO/President and knowledge and experience of our senior management. Given the competitive nature of our industry and the current commercial stage of our company, there is the risk we may not be able to successfully recruit a President, that one or more of our key personnel will resign their positions, which could have a disruptive impact on our operations. If any of our key personnel do not continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted. We face competition for such personnel. If any of these individuals joins a competitor or forms a competing company, we could lose important know-how and experience and incur substantial expense to recruit and train suitable replacements. Our Compensation Committee remains committed to keeping our key personnel in place as we move further into our commercialization stage of our PbC product. Currently, all of our key personnel have employment contracts that include non-compete provisions.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

Our ability to manage our potential growth properly will require us to continue to improve our business processes, as well as our reporting systems and procedures. If our current infrastructure is unable to handle our growth, we may need to expand our infrastructure and staff and implement new decision making and reporting systems. The time and resources required to implement such expansion and systems could adversely affect our decision making and operations. Our expected future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, and integrate additional employees. Our future financial performance and our ability to commercialize our products and to compete effectively will depend, in part, on our ability to manage this potential future growth effectively, without compromising quality and customer satisfaction.

Our operations expose us to litigation, tax, environmental and other legal compliance risks.

We are subject to a variety of litigation, tax, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, government contracts, taxes, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices. We or one of our business units could be charged with wrongdoing as a result of such matters. If convicted or found liable, we could be subject to significant fines, penalties, repayments or other damages (in certain cases, treble damages). As a business with potential international reach, we are subject to complex laws and regulations in the U.S. and other countries in which we choose to operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

In the area of taxes, changes in tax laws and regulations, as well as changes in related interpretations and other tax guidance in the countries and jurisdictions that we choose to operate could materially impact our tax receivables and liabilities and our deferred tax assets and tax liabilities. Additionally, in the ordinary course of business, we are subject to examinations by various authorities, including tax authorities. There could be investigations launched in the future by governmental authorities in various jurisdictions. The potentially future global and diverse nature of our operations means that these risks will continue to exist and additional legal proceedings and contingencies will arise from time to time. Our results may be affected by the outcome of legal proceedings and other contingencies that cannot be predicted with certainty.

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In the sourcing of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid. As a result, we are subject to extensive and changing environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; remediation of polluted ground or water; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. From time to time we have had instances of alleged or actual noncompliance that have resulted in the imposition of fines, penalties and required corrective actions. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.

Changes in environmental and climate laws or regulations, including laws relating to greenhouse gas emissions, could lead to new or additional investment in production designs and could increase environmental compliance expenditures. Changes in climate change concerns, or in the regulation of such concerns, including greenhouse gas emissions, could subject us to additional costs and restrictions, including increased energy and raw materials costs. Additionally, we cannot assure you that we have been or at all times will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits, or that we will not be exposed to material environmental, health or safety litigation.

We are subject to stringent federal and state environmental and safety regulation, and we do not carry environmental impairment insurance, so we may suffer material adverse effects if any fines are ever imposed.

We use or generate certain hazardous substances in our research and manufacturing facilities. We are subject to varying regulations including OSHA and CERCLA and state equivalents. We do not carry environmental impairment insurance. We believe that all permits and licenses required for our current business activities are in place. Although we do not know of any material environmental, safety or health problems in our property or processes, there can be no assurance that problems will not develop in the future which could have a material adverse effect on our business, results of operation, or financial condition.

Our products contain hazardous materials including lead, and any discharge could lead to monetary damages and fines.

Lead is a toxic material that is an important raw material in our batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We are required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or inadequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or be forced to suspend certain operations

As we sell our products, we may become the subject of product liability claims, and we could face substantial fines which exceed our resources.

Due to the hazardous nature of many of the key materials used in the manufacturing of our batteries, the producers of such products may be exposed to a greater number of product liability claims, including possible environmental claims. We currently have domestic general liability insurance up to $1,000,000 per occurrence and $2,000,000 in the aggregate to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business operations. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our product. We cannot assure you that as we continue distribution of our products that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay such liability.

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We have limited manufacturing experience with respect to our PbC technology, which may translate into cost overruns in manufacturing our products.

We have limited manufacturing experience with respect to production of our commercial PbC negative electrodes in quantities required to achieve our operational goals, and we may not be able to retain a qualified manufacturing staff or effectively manage the manufacturing of our proposed products when we are ready to do so. We began the commercial production of our energy storage devices in the fourth quarter of 2012. As production levels increase, we may experience cost overruns in manufacturing our PbC products, and we may not have sufficient capital in the future to successfully complete such tasks. In addition, we may not be able to manufacture our products because of industry conditions, general economic conditions, and/or competition from potential manufacturers and distributors. These inabilities could cause us to abandon our current business plan and may cause our operations to eventually fail.

We need to continue to improve the performance of our commercial PbC products to meet future requirements and competitive pressures

We need to continue to improve various aspects of our PbC technology as we move forward with larger scale production and new applications of our products. Future developments and competition may reveal additional technical issues that are not currently recognized as obstacles. If we cannot continue to improve the performance of our products in a timely manner, we may be forced to redesign or delay large scale production or possibly abandon our product development efforts altogether.

We do not have any long-term supplier contracts.

We currently purchase the raw materials for our carbon electrodes and a variety of other components from third parties. We also intend to outsource manufacture of batteries using our carbon electrodes (which we will continue to manufacture in house). We do not have any long-term contracts with suppliers of raw materials and components, and our current suppliers may be unable to satisfy our future requirements on a timely basis. We have not yet secured an outsourced manufacturer for our batteries and we cannot assure that such a manufacturer will be able to satisfy our future requirements on a timely basis. Moreover, the price of purchased raw materials, components and assembled batteries could fluctuate significantly due to circumstances beyond our control. If our current suppliers and outsourced manufactures are unable to satisfy our long-term requirements on a timely basis, we may be required to seek alternative sources for necessary materials and components or redesign our proposed products to accommodate available substitutes. However, given our current state of business, we may not be able to enter into the required manufacturing supply agreements with the battery manufacturers and component suppliers.

We are a small player in an intensely competitive international market and may be unable to compete.

The lead-acid battery industry is large, intensely competitive and resistant to technological change. We may need to compete or enter into further strategic relationships with well-established companies that are much larger and have greater financial capital and other resources than we do. We may be unable to convince end users that products based on our PbC technology are superior to available alternatives. Moreover, if competitors introduce similar products, they may have a greater ability to withstand price competition and finance their marketing programs. There is no assurance that we will be able to compete effectively.

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Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies have been introduced over the past several years. For certain important and growing international energy storage markets, lithium-based battery technologies have a large and growing market share. Our ability to achieve significant and sustained penetration of key developing markets will depend upon our success in competing with these other technologies, either independently, through joint ventures, partnerships or through acquisitions. If we fail to develop or acquire, and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected. We cannot assure you that our products will remain competitive with products based on new technologies.

To the extent we enter into strategic relationships, we will be dependent upon our partners.

Some of our products are not intended for direct sale to end users and our business may require us to enter into strategic relationships with manufacturers of other power industry equipment that use batteries and other energy storage devices as important components of their finished products. The agreements governing any future strategic relationships may not provide us with control over the activities of any strategic relationship we negotiate and our future partners, if any, could retain the right to terminate the strategic relationship at their option. Our future partners will have significant discretion in determining the efforts and level of resources that they dedicate to our products and may be unwilling or unable to fulfill their obligations to us. In addition, our future partners may develop and commercialize, either alone or with others, products that are similar to or competitive with the products that we intend to produce.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may rely on licenses for our PbC technology, which may affect our continued operations with respect thereto.

As we develop our PbC technology, we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial position and results of our operations.

New technology may lead to our competitors developing superior products which would reduce demand for our products.

Research into the electrochemical applications for carbon nanotechnology and other storage technologies is proceeding at a rapid pace, and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with our technologies. There is no assurance that our existing patents or our pending and proposed patent applications will offer meaningful protection if a competitor develops a novel product based on a new technology.

If we are unable to protect our proprietary technology and preserve our trade secrets, we will increase our vulnerability to competitors which could materially adversely impact our ability to remain in business.

Our ability to successfully commercialize our products will depend on our ability to protect those products and our technology with domestic and foreign patents. We will also need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of technology companies, including us, are uncertain and involve complex legal and factual issues.

We cannot assure you that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products.

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From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Furthermore, we cannot assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid or enforceable or provide us with meaningful protection.

If we are required to engage in expensive and lengthy litigation to enforce our intellectual property rights, the costs of such litigation could be material to our results of operations, financial condition and liquidity and, if we are unsuccessful, the results of such litigation could materially adversely impact our entire business.

Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may also arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights under these agreements.

We also rely on confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants to protect our trade secrets and proprietary know-how. We may be required to commence litigation to enforce such agreements, and it is certainly possible that we will not have adequate remedies for breaches of our confidentiality agreements.

Other companies may claim that our technology infringes on their intellectual property or proprietary rights and commence legal proceedings against us which could be time-consuming and expensive and could result in our being prohibited from developing, marketing, selling or distributing our products.

Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, we cannot assure you that our products or technology will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe on their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We cannot assure investors that we would prevail in any such litigation. If we are found to have infringed on a third party’s intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

Other parties may challenge certain of our foreign patent applications. If such parties are successful in opposing our foreign patent applications, we may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in other jurisdictions.

RISKS RELATED TO OUR COMMON STOCK

We have issued a large number of warrants and options, which if exercised would substantially increase the number of common shares outstanding.

On January 29, 2016, we had 3,967,982 shares of common stock outstanding, and (a) we have 61,608 Series A warrants outstanding that, if fully exercised, would generate proceeds of $1,078,140 and cause us to issue up to an additional 61,608 shares of common stock, (b) we have 34,521 Series B warrants that remain outstanding at November 5, 2015 and when exercised will cause us to issue 38,837 additional shares of common stock, (c) we have 518,507 other warrants outstanding that, if fully exercised would generate proceeds of $2,854,990, and cause us to issue up to an additional 518,507 shares of common stock, (d) have 15,119 options outstanding to purchase common stock that, if fully exercised would generate proceeds of $4,400,461 and result in the issuance of an additional 15,119 shares of common stock, and (e) we have subordinated convertible notes outstanding that if fully converted would result in the issuance of 141 shares of common stock.

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As a key component of our growth strategy we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation and would thus cause further dilution.

Historically, we have not paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We intend to retain our future earnings, if any, to fund operational and capital expenditure needs of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Furthermore, future financing instruments may do the same. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our common stockholders in the foreseeable future.

Our stock price is speculative and there is a risk of litigation.

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

•	revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

•	reduced investor confidence in equity markets, due in part to corporate collapses in recent years;

•	speculation in the press or analyst community;

•	wide fluctuations in stock prices, particularly with respect to the stock prices for other technology companies;

•	announcements of technological innovations by us or our competitors;

•	new products or the acquisition of significant customers by us or our competitors;

•	changes in investors’ beliefs as to the appropriate price-earnings ratios for us and our competitors;

•	changes in recommendations or financial estimates by securities analysts who track our common stock or the stock of other battery companies;

•	changes in management;

•	sales of common stock by directors and executive officers;

•	rumors or dissemination of false or misleading information, particularly through Internet chat rooms, instant messaging, and other rapid-dissemination methods;

•	conditions and trends in the battery industry generally;

•	the announcement of acquisitions or other significant transactions by us or our competitors;

•	adoption of new accounting standards affecting our industry;

•	general market conditions;

•	domestic or international terrorism and other factors; and

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•	the other factors described in this section.

Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Although no such lawsuits are currently pending against us and we are not aware that any such lawsuit is threatened to be filed in the future, there is no assurance that we will not be sued based on fluctuations in the price of our common stock. Defending against such suits could result in substantial cost and divert management’s attention and resources. In addition, any settlement or adverse determination of such lawsuits could subject us to significant liability.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number for sale, could materially adversely affect the per share market price of our common stock and could impair our ability to raise funds in addition offering of our debt or equity securities. In the event that we propose to register shares of common stock under the Securities Act for our own account, certain shareholders are entitled to receive notice of that registration to include their shares in the registration, subject to limitations described in the agreements granting these rights.

Our common stock and Series A warrants are currently traded on the Nasdaq Capital Market. If we fail to comply with the continuing listing standards of The Nasdaq Capital Market, our securities could be delisted.

As a result of our October 2014 public offering, our common stock and Series A warrants are currently eligible to be quoted on the Nasdaq Capital Market. For our common stock and warrants to maintain listing on the Nasdaq Capital Market, we must maintain Nasdaq Capital Market continued listing requirements including but not limited to requirements to obtain shareholder approval of a transaction other than a public offering involving the sale or issuance equal to 20% or more of our common stock, our common stock could be delisted from the Nasdaq Capital Market. We are also required to maintain a minimum stockholders equity of $2,500,000.

If our common stock were to be delisted from the Nasdaq Capital Market, our common stock could continue to trade on the over-the-counter bulletin board following any delisting from the Nasdaq Capital Market, or on the Pink Sheets, as the case may be. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

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Risks relating to our recent financing

Our recently acquired indebtedness reduces our financial flexibility and could impede our ability to operate.

We consummated a private placement on November 5, 2015 in which we issued an aggregate $9 million principal amount of convertible notes. The notes were originally payable in 12 equal monthly installments starting no later than January 20, 2016. Although the notes are payable through the issuance of shares of our common stock to the noteholders, our ability to issue stock, instead of paying cash, to satisfy our payment obligations under the notes, is limited and subject to various conditions (including trading volume and stock price conditions for these notes) that we may not be able to meet. If we cannot meet these conditions, we could be required to repay some or all of the amounts due under the notes in cash, and we may not have the funds available to make one or more of such payments when due. Even if we do have funds so available, the use of cash to make such payments could adversely affect our ability to fund operations due to the diversion of necessary cash flow to fund operations to utilization for note payments. Furthermore, the notes impose certain restrictive covenants on us which may impede our ability to operate our business or raise further funds in the capital markets. For example, there are restrictions on incurring additional indebtedness, with exceptions, while the notes are outstanding.

We intend to make payments on our convertible notes in shares of our common stock, which could be highly dilutive to our shareholders.

As of the date of this prospectus, we do not believe that we will have the financial ability, nor would it be in the best interests of our shareholders, to make all payments on the notes in cash when due. Thus, we intend, as of the date hereof, to make such payments in shares of our common stock, to the greatest extent possible. Such payments are based upon a formula which uses as a conversion price a discount to market formula which has no minimum price, thus the amount of shares issued is virtually unlimited and can be very dilutive to our shareholders.

USE OF PROCEEDS

We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time they offer and sell such shares. We will bear all costs associated with registering the shares of common stock offered by this prospectus.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock trades on Nasdaq under the symbol “AXPW”, and our Series A warrants trade on Nasdaq under the symbol “AXPWW”.  Trading in our common stock has historically lacked consistent volume, and the market price has been volatile. We plan on voluntarily delisting from the Nasdaq Capital Market and relisting on the OTCQB no later than February 5, 2016.

The following table shows the range of high and low bid prices for our common stock as reported by the Nasdaq Composite. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low
First Quarter 2013	$19.00	$13.50
Second Quarter 2013	$14.50	$7.00
Third Quarter 2013	$10.00	$6.00
Fourth Quarter 2013	$7.00	$5.00
First Quarter 2014	$11.50	$4.00
Second Quarter 2014	$9.50	$6.00
Third Quarter 2014	$8.00	$3.11
Fourth Quarter 2014	$4.12	$0.93
First Quarter 2015	$37.46	$1.23
Second Quarter 2015	$12.60	$0.92
Third Quarter 2015	$4.20	$1.02
Fourth Quarter 2015	$2.26	$0.64

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On January 8, 2016, the sale price for our common stock as reported on Nasdaq was $0.80 per share.

Securities outstanding and holders of record

On January 29, 2016, there were approximately 391 holders of record for our common stock and 3,967,982 shares of our common stock outstanding.

Dividends

We have never paid dividends.

Information respecting equity compensation plans

The following table provides summary information on our equity compensation plans as of December 31, 2015:

	Number of shares Issuable on exercise of Outstanding options	Weighted average exercise price of outstanding options	Number of shares available for future issuance under equity compensation plans
Compensation plans approved by stockholders
2004 Directors’ Option Plan	3,429	$349.99	-

Compensation not approved by stockholders
2010 Employees and Officers Stock Option Plan	12,571	$35.00	716
Total equity awards	16,000	$98.76

The 2004 Directors’ Option Plan is an equity compensation plan and the 2010 Employees and Officers Stock Option Plan are unqualified plans. On December 18, 2013, the board of directors amended both plans and ratified the changes on March 19, 2014, to increase the authorized shares for each plan to 3,429 shares and 12,571 shares, respectively. For certain positions, we enter into employment and other contracts that provide for equity compensation arrangements other than those contemplated by the stockholder approved plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2014 and 2013 and the three and nine months ended September 30, 2015 and 2014 are hereby incorporated by reference in their entirety from our Form 10-K for the year ended December 31, 2014, filed with the SEC on April 15, 2015 and its Form 10-Q for the three and nine months ended September 30, 2015 and 2014, 1.

1  We are eligible to incorporate by reference under General Instruction VII of Form S-1. Specifically, we note that we have met the requirements of paragraphs A. – D. of General Instruction VII, and that we have not been, during the past three years, a registrant for an offering of “penny stock” as defined in Rule 3a51-1 as under Rule 3a51-1.g.1., we have had net tangible assets (Stockholders Equity) of at least $2 million in all three of our last fiscal years as set forth in our balance sheets for the years ended December 31, 2014, 2013 and 2012 (as reported in the Forms 10-K for the years ended December 31, 2014 and 2013, respectively), of $2.9 million, $9.5 million and $11.2 million, respectively.

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CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013, RESPECTIVELY, AND THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015, AND 2014, RESPECTIVELY

Our audited financial statements for the years ended December 31, 2014 and 2013, respectively, and the reviewed consolidated financial statements for the three months and nine months ended September 30, 2015 and 2014, respectively, are hereby incorporated by reference in their entirety from our Form 10-K for the years ended December 31, 2014 and 2013, filed with the SEC on April 15, 2015 and our Form 10-Q for the three and nine months ended September 30, 2015 and 2014, filed with the SEC on November 16, 2015, respectively.

INCORPORATION OF OTHER INFORMATION BY REFERENCE

We also are hereby incorporated by reference in their entirety: Current Reports on Form 8-K filed on January 12, 2015, two on January 26, 2015, February 24, 2015, March 17 and 25, 2015, April 15 and 17, 2015, May 14 and 28, 2015, June 5, 17, 18, 23 and 30, 2015, July 10, 2015, August 7, 11, 14, 17 and 31, September 22, October 6 and 7, 2015, November 5, 12 and 23, 2015, and January 19, 2016 and January 29, 2016; and Definitive Proxy Statements filed on May 12, 2015, August 11, 2015 and December 4, 2015.

BUSINESS

Business

Our primary business is to develop, design, manufacture and sell advanced energy storage devices, components and systems that are based on our patented PbC technology. In 2014 we began the execution of our strategy to transition out of the manufacture of standard and specialty lead-acid batteries. Our PbC batteries and battery components, which are manufactured primarily through the use of activated carbon for the battery’s negative electrode, have application in a variety of energy system storage functions. Axion Power Corporation, our wholly owned subsidiary, was formed in September 2003 to acquire and develop certain innovative battery technology. Since inception, Axion Power Corporation has been engaged in research and development of new technology for the production of our PbC (lead carbon) batteries. On December 31, 2003, Axion Power Corporation engaged in a reverse acquisition with Tamboril Cigar Company, a public shell company whereby Axion Power Corporation became a wholly owned subsidiary of Tamboril. Tamboril was originally incorporated in Delaware in January 1997 and operated a wholesale cigar business until December 1998, after which date it was an inactive public shell until the reverse acquisition and subsequent name change to Axion Power International, Inc.

On December 31, 2003, Axion Power Corporation engaged in a reverse acquisition with Tamboril Cigar Company, a public shell company whereby Axion Power Corporation became a wholly owned subsidiary of Tamboril, which subsequently changed its name to Axion Power International, Inc.

Our principal executive office is located at 3601 Clover Lane, New Castle, PA 16105. Our telephone number is (724) 654-9300. Our website is www.axionpower.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

We own various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including PbCR, our corporate logo and PowerCubeTM. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the R and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Axion Power Corporation, our wholly owned subsidiary, was formed in September 2003 to acquire and develop certain innovative battery technology. Since inception, Axion Power Corporation has been engaged in research and development of new technology for the production of our PbC (lead carbon) batteries.

In February 2006, we commenced operations at our Clover Lane facility in New Castle, PA. We have utilized this space to manufacture our PbC and specialty lead-acid battery products and to continue to produce and test prototypes which incorporate our PbC technology. Through the third quarter of 2014, our Clover Lane plant has allowed us to manufacture lead-acid batteries for sale under the Axion brand name; to manufacture for third parties under specific contract arrangements; or to manufacture prototypes of PbC batteries for testing by our customers.

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In November 2010, we expanded into our Green Ridge facility, which is less than ½ mile from our Clover Lane facility in New Castle, PA, to house offices, research & development, carbon electrode manufacturing and warehousing.

As further described below in “Our Business and Our Technology,” we continue to develop our PbC technology to achieve commercial viability, and have commenced marketing and commercial sales in the United States. In addition to marketing our PbC batteries as stand-alone products, we have also developed other products, including our Axion PowerCube which is a system utilizing our PbC batteries provide power storage and backup power.

Our Business and Our Technology

The cornerstone of our PbC technology is our proprietary PbC lead carbon battery, which substitutes an activated carbon negative electrode for the standard lead negative electrode in a lead-acid battery construct. All other components of the PbC battery (such as case, cover, separator material, positive plate, electrolyte and other components) are identical to those used in a conventional lead-acid battery. The PbC product is part battery with energy storage capabilities and part asymmetric hybrid supercapacitor with a fast recharge rate, charge acceptance and long cycle life. The construct design results in a relatively low cost device that can be manufactured in iterations that deliver maximum power, or deliver maximum energy, or provide a range of balances between the two. Our PbC battery can be used in applications that service the energy storage needs of several markets including transportation, renewable power, frequency regulation and backup power.

We have devoted more than ten years to research and development on our PbC technology. Our work has focused on developing our intellectual property, characterizing baseline performance, developing proprietary treatment processes for the activated carbon we use in our electrodes, developing proprietary designs, manufacturing techniques for electrode assemblies and fabricating a series of material and design evaluation prototypes that range from single cell to multi-cell batteries for use in energy storage devices and systems. Research continues to improve the PbC battery performance and lower the cost to manufacture PbC carbon electrodes.

Our PbC technology is protected by thirteen issued U.S. patents and other proprietary features and structures, and we typically have a number of additional patent applications in process at any point in time. The resulting devices are technically sophisticated yet simple in design. The carbon negative electrode assemblies are fabricated from readily available raw materials using, both knowhow based proprietary processes along with standard industrial processes and techniques. The PbC negative electrodes that are then assembled into PbC batteries with the same case cover, positive plate, separators and electrolyte that are used in conventional lead-acid batteries. Our PbC batteries can be assembled with the same equipment and methodology commonly used for manufacturing conventional lead-acid batteries. PbC batteries use significantly less lead than standard lead-acid batteries with a comparable footprint. Moreover, the lead, plastics and acid employed, just like lead-acid batteries, can be routinely recycled at existing recycling facilities.

We believe our advanced battery technologies are uniquely situated to answer many of the current challenges facing both the historic lead-acid battery industry and the challenges facing newer battery chemistries such as lithium-ion, nickel metal hydride, etc. While we begin to commercialize we also continue to explore many potential applications for our PbC technology.

In our current strategy, we will be moving away from specialty and contract manufacturing of standard lead acid batteries. We will instead focus on our Green Ridge facility for the production of our finished lead-free carbon negative electrode. The facility also provides space for battery string testing and assembly of battery systems and associated electrical and electronic components.

Our objective has consistently been to become an industry leader in the development, production and sourcing of components for cost competitive high performance energy storage systems. Effective as of the fourth quarter of 2014, we began actively pursuing this strategy in the following core strategies:

•	Platform technology business model. We are implementing a platform technology business model that will focus on developing and manufacturing carbon electrode assemblies that we can offer for sale to established battery manufacturers who want to use our PbC carbon electrode products in their batteries under license from Axion.

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•	Leverage relationships with battery manufacturers. Our business model is based on the premise that, as we continue forward, we can most effectively address the needs of the market by providing PbC negative electrode assemblies to established lead-acid battery manufacturers to manufacture batteries for Axion’s customers and projects. We believe this business model should allow us to leverage the reputation of established manufacturers in order to reduce our time to market and increase our potential market penetration.

•	Build a recognized brand. We believe strong brand name recognition is important in order to increase product awareness and to effectively penetrate the mass market. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost per storage cycle.

•	Targeted marketing strategy. Markets for motive power, utility grid connected power; renewable energy and standby power (UPS) are becoming increasingly attractive. We are actively pursuing the use of our lead carbon technology products in these markets and in customizing the PbC products and electronic systems to meet customer needs.

•	Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in research and development and advancement in more cost effective electrode manufacturing. Our research and development focus will now be working with prospective customers on the commercial application of our PbC technology to fit their unique requirements.

Our current commercial market applications focus is:

•	Utility applications e.g. frequency regulation
•	Buffering, smoothing and micro grid for renewable energy sources (solar and wind)
•	Hybrid medium and heavy duty trucks
•	Residential and small community energy storage
•	Hybrid locomotives
•	Hybrid vehicles incorporating stop/start technology

Recent Developments

Axion’s PowerCube, located at the Clover Lane manufacturing facility, began operation in 2011 and participated in PJM’s Frequency Regulation – Ancillary Services Market well over two years. Due to curtailment of operations, this proven PowerCube module is being converted to a marketing demonstration unit for use at potential customer sites.

 During 2014, Axion quoted on a number of projects but were not awarded any of them. Multiple MegaWatts of systems proposals have carried over into 2015 and are still under evaluation by potential customers but no orders for these projects have been forthcoming to date.

Our work with ePower Engine Systems, a third party entity that develops and markets auxiliary power systems for trucks, continues. We continue to support the ePower series hybrid system that incorporates PbC batteries through 56 battery strings in Series 8 heavy duty 18 wheel trucks. We also continue to monitor work with Norfolk Southern for hybrid railroad engine applications. Both developments are progressing slowly and significant near term business is not expected.

Effective as of July 1, 2014, Thomas Granville resigned as our Chief Executive Officer and Chairman of the Board due to certain unanticipated adverse health concerns and remained as a director and as an employee as Special Assistant to the CEO. On August 3, 2014, he resigned as a director but retains a consulting role with us until August 2015.

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Effective as of July 1, 2014, David DiGiacinto, who was appointed to our Board of Directors on February 1, 2014, was appointed as our Chief Executive Officer and Chairman of the Board. Also, effective on July 1, 2014, Charles Trego, who was our Chief Financial Officer from April 1, 2010 until August 2, 2013 and has been a Director since September 27, 2013, was appointed as our Chief Financial Officer. Mr. Trego remains as a Director, although he resigned from the Audit Committee. In January 2015, Richard Bogan and Don Farley were appointed as Directors and due to Mr. DiGiacinto’s untimely demise that same month, Mr. Farley was appointed as Chairman.

On August 1, 2014, we entered into warrant exchange agreements with the holders of the senior warrants issued in conjunction with our May 8, 2013 senior convertible note financing. Pursuant to the warrant exchange agreements, the holders exchanged all of these warrants for shares of our common stock at a ratio of 1.7 shares for each warrant exchanged, in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Warrants to purchase 9,875 shares of our common stock were exchanged for 16,788 shares of our common stock.

Pursuant to the warrant exchange agreements, the holders agreed to the following limitations on the resale of the shares:

•	Through October 31, 2014, each holder may only sell, pledge, assign or otherwise transfer up to 10% of the number of shares issued to it.

•	From November 1, 2014 through January 31, 2015, each holder may sell, pledge, assign or otherwise transfer up to an additional 25% of the number of shares issued to it (up to an aggregate of 35% inclusive of the 10% set forth in the bullet point above).

•	Through January 31, 2015, each holder may not sell shares during any trading day in an amount, in the aggregate, exceeding 15% of the composite aggregate share trading volume of our common stock measured at the time of each sale of securities during such trading day as reported on Bloomberg.

•	However, each holder may sell shares in excess of those permitted under the bullet points above on any trading day on which the VWAP for our common stock for the preceding trading day is at least $332.50 or less than $35.00.

The warrant exchange agreements contain customary covenants regarding maintenance by us of current reporting status under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Effective October 29, 2014, we consummated an underwritten public offering consisting of 53,572 shares of common stock, together with Series A warrants to purchase 53,572 shares of our common stock and Series B warrants to purchase 1,875,000 shares of its common stock for gross proceeds to us of approximately $6.1 million and net proceeds of $5.5 million. The public offering price for each share of common stock, together with one Series A warrant and one Series B warrant, was $113.75.  The Series A Warrants may be exercised for a period of five years and have an exercise price of $113.75 per share of common stock. The Series B warrants may be exercised for a period of 15 months and have an exercise price of $113.75 per share of common stock. In connection with the offering, we granted to the underwriter a 45-day option to acquire up to 8,036 additional shares of common stock and/or up to 8,036 additional Series A warrants and/or up to 281,250 additional Series B warrants. We also closed on the underwriter’s exercise of the over-allotment option on the Series A warrants and the Series B warrants. Our common stock and Series A warrants are now listed on the Nasdaq Capital Market under the symbols “AXPW” and “AXPWW”, respectively.

Effective as of November 1, 2014, we entered into an employment contract with Charles Trego as our Chief Financial Officer pursuant to a written Executive Employment Agreement. The term of the employment agreement began effective as of November 1, 2014 and continues until October 31, 2016, and Mr. Trego received an annual salary of $225,000 during the term of the executive employment agreement and a car allowance of $750 per month. Mr. Trego would receive a stipend of $22,500 on the first and second anniversaries of the date of the executive employment agreement, respectively, if he is still employed by us in such capacity on the first anniversary date, and on the second anniversary date, if he has an agreement to continue as the Chief Financial Officer for at least six months subsequent to the second anniversary date. Mr. Trego resigned as our Chief Financial Officer on October 2, 2015.

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Salary Deferral Agreements:

Effective October 4, 2014 for David DiGiacinto, and November 1, 2014 for Charles Trego, Phillip Baker and Vani Dantam, our then four most highly compensated employees entered into salary deferral agreements with us pursuant to which each agreed to defer portions of their salary for one year from the date of effectiveness of the salary deferral agreement, as set forth on the table below. The deferred portions of the salaries are to be paid to each such employee by the earlier of December 31, 2015 and the occurrence of one of the following events: (i) consummation by us of any subsequent financing transactions with at least $6,000,000 in gross proceeds in the aggregate; (ii) a change in control or (iii) a sale of all or substantially all of our assets. The amounts of salary deferred for each executive is set forth in the table below:

Employee Name	Effective Date of Deferral	Amount of Deferral

David DiGiacinto	October 4, 2014	$162,500	(1)
Charles Trego	November 1, 2014	$50,000
Phillip Baker	November 1, 2014	$39,800
Vani Dantam	November 1, 2014	$45,000

(1) Mr. DiGiacinto was deceased on January 25, 2015, and his deferred salary (through the date of his demise) was paid to his estate in the first quarter of 2015.

Effective January 1, 2015, the Board of Directors appointed Richard H. Bogan to replace Howard K. Schmidt, who resigned from the Board, effective December 31, 2014. Donald Farley was appointed as a director effective January 10, 2015.

Effective January 31, 2016, D. Walker Wainwright shall have resigned as a Director, and Robert A. Maruszewski has been appointed to replace Mr. Wainwright as a Director effective as of February 1, 2016.

Board of Directors Committee Appointments

Our Board of Directors appointed directors to the following committees on February 18, 2015. All directors appointed to the Committees meet the definition of independence as set forth in the Nasdaq rules, and the directors appointed to the Audit Committee meet the additional definition of “independent” as set forth in Rule 10A-3 as promulgated under the Securities Exchange Act of 1934, as amended. Mr. Bogan will resign from the Audit Committee effective as of February 1, 2016.

Committee Name	Chairman	Members
Audit Committee	Richard Bogan	D. Walker Wainwright and Michael Kishinevsky
Compensation Committee	D. Walker Wainwright	Michael Kishinevsky and Richard Bogan
Nominating Committee	Michael Kishinevsky	Richard Bogan and D. Walker Wainwright

Binding Letter of Intent with LCB International, Inc.

On June 13, 2015, we entered into a Binding Letter of Intent with LCB International, Inc., a British Virgin Islands corporation, regarding an exclusive license of our intellectual property portfolio of PbC technology for various applications (including, but not limited to related e-energy solutions for motive and stationary applications, including, but not limited to e-scooter, commercial, light and off road vehicles and grid storage of our PbC technology in the People’s Republic of China, Taiwan, Macao and Hong Kong.  Despite negotiations between the parties during the third quarter of 2015, they were unable to reach agreement on definitive documentation, and the parties are currently exploring the possibility of a revised transaction structure revolving around a technology license structure.

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Sharon PA Project

On June 12, 2015, we entered into a 30 month and 18 day option to enter into an energy frequency regulation lease for the subject property. The option fee is $4,000 per month for months 1 thru 18 and $6,000 per month thereafter, and we can extend the option for an additional six months upon notice at least 30 days prior to the initial lease term. The option agreement permits us to exercise the option at any time during the option term.

We are also preparing filings seeking regulatory approval for a 2.5MW frequency regulation project at Sharon PA that is enabled by a lease option for the site including possible expansion to a 12.5MW project at a later date, subject to regulatory approval. Carbon electrodes were prepared for PbC battery manufacturing trials with select U.S. based battery companies, a key goal of our strategy. Commercial development progress was made on applications for less complicated drop-in uses of PbC batteries. Activities to engage licensing and development partners for key markets are also ongoing in keeping with our strategy.

On June 26, 2015, we executed an amendment pursuant to which it extended the lease option for an additional six months upon the same terms and conditions.

Reverse Stock Split

On July 14, 2015, we effected a 1-for-35 reverse split of our common stock and Series A warrants. The number of Series B warrants was not impacted by the 1-for -35 reverse split. All share related and per share information has been adjusted to give effect to the reverse stock split from the beginning of the earliest periods presented.

Bridge Notes

On August 7, 2015, we entered into a securities purchase agreement with several accredited investors, including one of our directors pursuant to which it is selling $600,000 principal amount of convertible notes to the investors. The transaction was approved by our Board of Directors on August 5, 2015. These bridge notes carry an original issue discount of 15% so that the gross amount of proceeds to us (before expenses) was $510,000. The bridge notes bear interest at the rate of 12% per annum, and the interest is payable in cash upon repayment of the notes or in shares of our common stock upon conversion of the notes. The notes have a term of 90 days from the date of issuance, which may be extended at the option of the investor with respect to all or any portion of a note (i) in the event that and for so long as an event of default is occurring under a note, (ii) through the date that all shares issued upon conversion of the note may be resold under Rule 144 without restriction and/or (iii) through the date that is 10 business days after the consummation of a change in control transaction, all as specified in these bridge notes. The conversion price for the notes is $1.75 per share. The holders of the notes were issued one five year warrant for each $1.00 of principal amount of the note invested (510,000 warrants in total). Each warrant has an exercise price of $1.75 per share. The agreement, notes and warrants contain other terms and provisions which are customary for a transaction of this nature, including standard representations and warranties and events of default. The transaction is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, as promulgated thereunder, and closed on August 7, 2015. All monies were received on August 11, 2015. As of the date of this prospectus, all of the principal amount of these bridge notes has been satisfied.

Nasdaq Notification

On August 25, 2015, we received a written notification from the Nasdaq Stock Market LLC that it did not meet the minimum of $2,500,000 in stockholders’ equity for continued listing (as set forth in Listing Rule 5550(b)(1)) as a result of the report of shareholders equity of $570,824 in our Form 10-Q for the period ended June 30, 2015, which was largely as a result of the valuation of our Series B Warrants for the quarter ended June 30, 2015. The notification does not result in the immediate delisting of our common stock, and its common stock will continue to trade uninterrupted on the Nasdaq Capital Market.

On November 20, 2015, the Company received written notification that based upon review of the Company’s submissions and its filings with the SEC, Nasdaq has granted the Company an extension until February 22, 2016, to demonstrate it has regained compliance with this minimum shareholders’ equity requirement. Evidence of compliance shall be set forth in a Current Report on Form 8-K to be filed on or before February 22, 2016, and the Company must show a minimum shareholders’ equity of $2,500,000 at the end of the period in which it regained compliance as reported in the periodic report (on Form 10-K or 10-Q as applicable) for the period in which compliance is regained.

The Company has planned an orderly delisting from the Nasdaq Capital Market and move to the OTCQB to be effected no later than February 5, 2016.

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Management Changes

In October 2015, Charles Trego resigned as Chief Financial Officer, and Danielle Baker was appointed as the Chief Accounting Officer.

Effective February 1, 2016, Richard Bogan, one of our directors, shall have been appointed as our Chief Executive Officer (and remain as a director), and Donald Farley shall resign from any and all chief executive duties but shall remain as our Chairman.

$9 Million Financing Transaction

On November 4, 2015, we entered into a financing transaction for the sale of convertible notes and warrants issued by us with gross proceeds of $9 million to us. Upon closing of the sale of the notes and warrants, we received cash proceeds of $1.85 million and deposit of an additional $7.15 million into a series of control accounts in our name. We are permitted to withdraw funds from our control accounts (i) in connection with certain conversions of the notes or (ii) otherwise, as follows: $1,000,000 on each 30 day anniversary of the commencing on the 30th day after the effective date of a registration statement being filed in connection with the transaction until there are no more funds in the control accounts, subject in each instance to equity conditions set forth in the convertible notes.

We received approximately $1.7 million in net proceeds at closing, which occurred on November 5, 2015, after deducting our placement agent’s fee of $138,750. Offering expenses, other than our placement agent’s fee, were approximately $100,000, which were paid out of the proceeds at Closing. At each release of funds, we were to receive approximately $925,000 in net proceeds, after deducting our placement agent’s fee of $75,000. As a result of the January 28, 2016 amendment agreements, we received an additional $1.8 million on that date and will receive approximately $653,000 in net proceeds, after deducting our placement agent’s fee of approximately $50,000, on each of May 2, 2016, and the first trading day of the next subsequent seven months.

The initial conversion price of the notes was $1.23 per share, and the initial exercise price of the 10,975,608 warrants was $1.29 per share.

As a result of “rollover” of $363,530 of principal amount and accrued and unpaid interest of our August 2015 bridge notes, an additional note in the principal amount of $363,530 with the same terms as the convertible notes, and an additional 443,328 warrants were issued effective the date of this prospectus. The terms of the notes and warrants are further described in “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” in this prospectus.

On January 28, 2016, we entered into amendment agreements with each of the selling stockholders pursuant to which an additional $1.8 million was released from the controlled accounts, and the balance of $5.35 million will be released from the controlled accounts in eight equal monthly amounts of $668,750 each starting in May 2016 and continuing through December 2016.

Special Shareholders Meeting

On December 4, 2015, Axion Power International, Inc. (the “Company”) filed a Definitive Schedule 14A regarding a Special Meeting of Shareholders, which was to be held on January 15, 2016, to approve the issuance of shares issuable upon conversion of notes and exercise of warrants delivered as a result of our November 2015 financing in order to satisfy Nasdaq Listing Rule 5635(a).

Despite the concerted efforts of the Company’s management and Board of Directors, in conjunction with the proxy solicitation firm retained to assist in this process, only 864,096 shares were voted, of which 753,227 shares were voted in favor of the proposal, 88,349 shares were voted against the proposal, and 22,520 shares abstained from voting. Despite the overwhelming margin of support of the proposal from the shares which did vote, the total number voted was far less than the 1,967,365 shares needed to constitute a quorum to hold the Special Meeting of Shareholders. Thus, the Company was unable to hold the Special Meeting and is considering its options as to how to proceed with this matter.

Background

The Energy Storage Industry

The energy storage industry has traditionally been based on battery, flywheel, capacitor, thermal, chemical systems, power to gas, gravity, pumped storage hydroelectricity, and compressed air systems, to provide a temporary or back-up source for energy. The major industries utilizing energy storage systems are automotive for stop/start, hybrid and electric vehicle applications, heavy duty truck and rail for hybrid applications, renewable energy for storage and smoothing, and electrical utilities for back-up, energy smoothing and frequency regulation.

Energy storage for vehicles, including stop/start technology, electric drive, hybrid electric cars, trucks and locomotives is a fundamental factor to improving vehicles’ economic, social, and environmental sustainability. The combination of high fuel costs and increasingly more stringent government regulation of emissions, fuel efficiency and mileage requirements for vehicles for passenger and freight transport, and other commercial applications, is a major impetus for the development of new green technologies.

The electric power sector’s demands for energy storage continue to increase. The amount of electricity which can be generated is relatively fixed over short periods of time, although demand for electricity fluctuates throughout the day. Energy storage devices and systems store electrical energy for use as required, even during periods when power is not generated. Electrical storage devices can manage the amount of power required to supply customers at times when need is greatest, which is typically during peak load. These devices assist in regulating the flow of power from renewable energy applications, like wind and solar power. The result is a system which is smoother and more dispatchable, which makes it easier for grid operators to control the power output from those sources. Energy storage devices and systems can also balance microgrids to achieve a good match between generation and load. They can provide frequency regulation, to maintain the balance between the network's load and power generated, and can achieve a more reliable power supply for high tech industrial facilities.

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There are several revenue opportunities (e.g. peak shaving, load shifting, synchronized reserve, etc.) that can be accessed when a storage component is included in a renewable energy application. The greatest current rate of return is achieved when the storage asset is focused on the frequency regulation sector of the demand response market. Revenue rates are set per the Federal Regulatory Energy Commission’s 'pay for performance' regulations (FERC Order No. 755 adopted in 2011 and FERC Order No. 784 adopted in 2013), which means that systems that respond faster than other systems, and respond with measured accuracy within the parameter guidelines, will be paid at the highest revenue rate. Solar photovoltaic farms as a stand- alone system cannot effectively participate in the ancillary markets because of lack of availability (evening hours), intermittency and other factors. When a solar photovoltaic farm is combined with a storage source, we believe the revenue provided by the system, when augmented with tax subsidies, is increased by more than double when combined with participation in ancillary services such as frequency regulation. In addition, the storage system in this application can be a source of emergency power if the grid goes completely down.

Our Business Products

We have devoted more than ten years to research and development on our PbC technology. Our work has focused on developing our intellectual property, characterizing baseline performance, developing proprietary treatment processes for the activated carbon we use in our electrodes, developing proprietary designs and manufacturing techniques for electrode assemblies and fabricating a series of material and design evaluation prototypes that range from single cell to multi-cell batteries for use in energy storage devices and systems.

Our battery consists of a standard lead-acid battery configuration with the standard lead negative electrodes replaced with activated carbon negative electrodes. A diagram of a typical Axion PbC battery, showing both the similarities and differences when compared with the standard lead acid battery is presented herein below (with the “activated carbon negative electrodes” being unique to PbC batteries).

As we began our transition to commercial manufacturing, in 2010 we entered into a long-term lease for an additional New Castle, Pennsylvania facility that we had been subleasing since 2008 (our Green Ridge Road facility, which is less than ½ mile from our original Clover Lane facility in New Castle). This 45,000 square foot facility currently houses our Gen II robotic PbC negative electrode production line. In addition, during this transition we:

•	refined our fabrication methods for carbon sheeting, packet assembly and other key components of our carbon electrode assemblies;

•	Demonstrated production of our PbC batteries and construction of Power Cubes;

•	demonstrated that proper quality control can be achieved on our robotic PbC negative electrode manufacturing line; and

•	demonstrated and documented the performance of our products in key applications;

We believe demand for cost-effective energy storage systems produced using our PbC technology will grow. We also believe that competitive advantages of PbC are:

•	enhanced partial state-of-charge performance when compared to advanced lead-acid and lithium ion products;

•	longer life achieved in string applications with minimal battery management when compared to advanced lead-acid batteries;

•	better charge acceptance when compared to advanced lead-acid batteries;

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•	faster recharge rate when compared to advanced lead-acid and lithium ion and other storage chemistries;

•	longer cycle lives in deep discharge applications when compared to advanced lead-acid and similar life when compared to lithium ion batteries; and

•	inherent voltage equalization among cells in individual batteries and especially among batteries in string applications of all quantities which aids performance and length of battery life ;

We anticipate our ability to establish and maintain a competitive position will be dependent on several factors, including:

•	the availability of raw materials and key components;

•	our ability to manufacture commercial carbon electrode assemblies;

•	our ability to operate facilities that can fabricate PbC negative electrode assemblies and commercially manufacture our PbC device with consistent quality at a predictable cost;

•	our ability to establish and expand a customer base;

•	our ability to execute and perform on any future strategic distribution agreements with tier one and/or tier two battery manufacturers;

•	our ability to compete against established, emerging, and other storage technologies;

•	the market for batteries in general; and

•	our ability to attract and retain key personnel.

In the fourth quarter of 2012, we began early stage commercialization of our PbC technology products. We began implementation of a platform technology business model including fine tuning both the development and manufacturing of our proprietary carbon electrode assemblies that are unique to our PbC batteries. In addition to using these assemblies in our batteries, we eventually intend to execute licenses and sell the assemblies to other established battery manufacturers that are seeking to market more advanced batteries. We believe a platform technology business model will reduce our time to market, allow us to rely on the established business abilities of existing manufacturers and forge a strong brand identity for our PbC products, while, at the same time, allow us to focus on a narrow band of value-added activities that should minimize our investment and maximize our profitability.

Development History

Since 2008, we have invested in upgrading, and where necessary, replacing existing battery manufacturing equipment in order to support our long range business plan. These early improvements included the installation of a new automatic paste mixer and a fixed orifice pasting line for improved quality and dimensional tolerances of battery plates, an automatic stacker for precise wrap and alignment of absorbed glass matt separator that is needed for the production of our premium PbC products, the modernization of our second lead-acid production line; the rebuild of five casting machines; the addition of new welding equipment; and a 35% expansion of our formation area. Subsequently, a new robotic carbon electrode manufacturing line was installed at our Green Ridge Road facility in New Castle, PA. These initiatives have provided the manufacturing framework and capability for improvements in our quality, cost and ability to deliver our products.

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From March 2011 through 2013, we utilized our Clover Lane facility capability and capacity primarily to contract manufacture specialty lead-acid batteries for a third party. The flooded lead-acid batteries were manufactured in our facility, with the purchaser carrying the cost of inventory and providing the raw materials required. As 2014 progressed, we experienced a wind down of our flooded lead-acid battery contract, and we are in the processing of consolidating our facilities, as there is currently no active manufacturing taking place.

We continued with a limited amount of automotive work through discussions with auto companies and their suppliers.. We and others believe that the fastest, and least expensive, method of reducing carbon dioxide emissions from an internal combustion engine vehicle, and the way to helping meet current and future Corporate Average Fuel Economy standards is attained by equipping the vehicle with stop/start technology. The solution offered by our PbC technology combines low cost with a fast rate of charge acceptance. We believe our PbC technology is well suited for the emerging micro-hybrid market incorporating stop/start systems and will continue to seek development partners for this application.

We continue our efforts in the hybrid heavy duty truck and the hybrid locomotive market. Similar to the hybrid stop/start automotive market, battery charge acceptance, fast re-charge ability and high cycle life are critical characteristics required in a product for the heavy duty truck and locomotive hybrid markets.

With the financial assistance provided by the Pennsylvania Energy Development Authority and Commonwealth Financing Authority grants, we commissioned our first PowerCube product onsite at our Clover Lane facility in 2011. The PowerCube was fully assembled and integrated by us and, in addition to the batteries, contains a racking system, electronics and power equipment, battery management system, climate control and fire suppression systems. As part of this undertaking, we entered into a partnership with Viridity Energy and PJM Interconnection (the largest regional power transmission organization in the US which coordinates the movement of wholesale electricity for more than 61 million people in all or parts of 13 states). The PowerCube was network-connected to the PJM system and while connected allowed us to respond through Viridity to curtailment and demand response signals from PJM and then participate in frequency regulation. Due to the implementation of the FERC “pay for performance” provisions, there are economic incentives to utilize our PowerCube as fast response to these signals from PJM increases at the utility will pay on a per kilowatt basis based on set performance metrics. This PowerCube is currently undergoing retrofitting to incorporate performance enhancements for use in demonstrations at potential customer sites.

Since the PowerCube can be scaled, we also commenced development of smaller PowerCube units (mini-cubes). These mini-cube applications include residential storage (at levels down to 10 kilowatt) and small commercial storage. The units can be connected to wind and solar power sources in addition to filtering power directly from the grid. The end product will provide backup power, power quality, power smoothing, and potential peak shaving. We are working with installers and integrators and have begun to take this product to market in North America, as was the case with the Washington Naval Yard which was brought online in 2012 and has continued to function. The experience gained with the PowerCube is invaluable in designing systems for frequency regulation projects. Axion has bid on several large projects in 2014 and 2015, although to date, we have not received any orders as a result of those bids.

Our work with ePower Engine Systems, which is a third party entity which develops and markets auxiliary power systems for trucks continues but with slow progress and few sales.

Our Patents and Intellectual Property

We own thirteen issued U.S. patents at the date of this report covering various aspects of our PbC technologies, and we typically have a number of patent applications in process at any point in time. There is no assurance that any of the pending patent applications will ultimately be granted. Our issued patents are:

•	U.S. Patent No. 6,466,429 (expires May 2021) - Electric double layer capacitor

•	U.S. Patent No. 6,628,504 (expires May 2021) - Electric double layer capacitor

•	U.S. Patent No. 6,706,079 (expires May 2022) - Method of formation and charge of the negative polarizable carbon electrode in an electric double layer capacitor

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•	U.S. Patent No. 7,006,346 (expires April 2024) - Positive Electrode of an electric double layer capacitor

•	U.S. Patent No. 7,110,242 (expires February 2021) - Electrode for electric double layer capacitor and method of fabrication thereof

•	U.S. Patent No. 7,119,047 (expires February 2021) - Modified activated carbon for carbon for capacitor electrodes and method of fabrication thereof

•	U.S. Patent No. 7,569,514 (expires May 22, 2021) - Method of Fabrication of Modified Activated Carbon

•	U.S. Patent No. 7,881,042 (expires March 2027) – Cell Assembly for an Energy Storage Device using PTFE Binder in Activated Carbon Electrodes

•	U.S. Patent No. 7,998,616 (expires February 2028) – Negative Electrode for a Hybrid Energy Storage Device

•	U.S. Patent No. 8,023,251 (expires November 2028) – Hybrid Energy Storage Device and Method of Making Same

•	U.S. Patent No. 8,192,865 (expires October 2027) – Negative Electrode for a Hybrid Energy Storage Device

•	U.S. Patent No. 8,202,653 (expires February 2028) – Electrode Grid Structure

•	U.S. Patent No. 8,347,468 (expires February 2031) – Method of Making a Current Collector

Presently, we have no obligation to pay any royalties or license fees with respect to the commercialization of our PbC device technology, and we are not subject to any field of use restrictions. We believe our patents and patent applications, along with our trade secrets, know-how and other intellectual property are necessary to our success.

Our ability to compete effectively with other companies will depend on our ability to maintain and protect the PbC device intellectual property and technology. We plan to file additional patent applications in the future. However, the degree of protection offered by our existing patents or the likelihood that our future applications will be granted, or the degree of protection afforded by future patents, if granted, is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that may prevent, limit or interfere with our ability to make and sell products based on our PbC device technology. Competitors may also intentionally infringe on our patents. The prosecution and defense of patent litigation is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties and prevent us from using all or any portion of the technology covered by such a patent. Although third parties have not asserted any infringement claims against us to date, there is no assurance that third parties will not assert such claims in the future.

We also rely on trade secrets and know-how, and there is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our trade secrets, know-how and other unpatented technology. To protect our rights in these areas, we require all employees, consultants, advisors and collaborators to enter into strict confidentiality agreements. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire, and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend, to a large extent, upon continued innovation and technological expertise.

In general, the level of protection afforded by a patent is directly proportional to the ability of the patent owner to protect and enforce those rights through legal action. Since our financial resources are limited, and patent litigation can be both expensive and time consuming, there can be no assurance that we will be able to successfully prosecute an infringement claim in the event that a competitor develops a technology or introduces a product that infringes on one or more of our patents or patent applications. There can be no assurance that our competitors will not independently develop other technologies that render our proposed products obsolete. In general, we believe the best protection of our proprietary technology will come from market position, technical innovation, speed-to-market, and product performance. There is no assurance that we will realize any benefit from our intellectual property rights.

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Our Sales and Marketing Strategy

Over the last few years, our PbC technology evolved through the research, development, prototype and early adoption stages. On a parallel path, we explored potential existing as well as potential future market applications that our product might profitably service. Throughout the process, different PbC configurations, along with various ancillary components, were subject to trial and error testing. Our strategy was to find markets where:

•	our product demonstrated superior performance to the current products of choice; or
•	where our product demonstrated a measurable cost savings alternative to those products; or
•	where it provided a combination of the two.

The end result of this process was the identification of specific target markets; the development of an improved PbC battery product that can be sold into those markets as a standalone unit as part of an entire Axion energy storage system such as our PowerCube; or as the battery component of someone else’s energy storage system. The PowerCube includes not only PbC batteries but also all of the electronics necessary to accumulate or dispatch power from those batteries. The containerized Cube unit also includes battery racking, Axion’s battery management system, all necessary wiring and a fire suppression system.

On January 28, 2015 we announced a strategic marketing, sales and reselling agreement with privately owned Portland OR-based Pacific Energy Ventures LLC (PEV), a technology and project development firm specializing in the renewable energy and energy storage sectors.  Under the agreement, PEV will represent us and PbC-based products nationally on a non-exclusive basis, initially focused in the area that comprises the power grid of PJM Interconnection LLC, a Regional Transmission Organization serving all or parts of 13 states in the Northeast and the District of Columbia.  PEV will promote the sale of PbC and PowerCube products for use with renewable energy and energy storage projects.

The PEV association is the first in a series of anticipated strategic relationships that we anticipate developing in key market segments for its technology. Additionally, we will seek marketing partners who have reach and reputation in key markets to accelerate the introduction of our products and product systems. This strategy will be applied on a global basis.

Our sales cycle time varies greatly depending on the particular market and the specific customer’s product knowledge and expectations, but generally speaking, excluding the transportation market, the time required to introduce our product to a new customer - through sale conclusion - is 4 to 6 months. We will continue to seek relationships with industry leaders in the various market segments to better penetrate targets that are suitable for our PbC systems. Most projects require some upfront expense to initiate the system development. This would be for battery production and software development to integrate the technology as a component in various component systems such as with the ongoing ePower project.

Our Competition

Our PbC technology is competitive with technologies being developed by a number of new and established companies engaged in the manufacture of energy storage components, devices and systems. In addition, many universities, research institutions and other companies are developing advanced electrochemical energy storage technologies including:

•	symmetric supercapacitors;

•	asymmetric supercapacitors with organic electrolytes;

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•	nickel metal hydride batteries;

•	lithium-ion batteries;

•	other advanced lead-acid devices; and

•	flow batteries.

Other business entities are developing advanced energy production technologies like fuel cells, solar cells and windmills which may use our products, or, in some cases, compete with our products. Since some of our competitors are developing technologies that may ultimately have costs similar to, or lower than, our projected costs, there can be no assurance we will be able to compete effectively.

Our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, or have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business.

The development of technology, equipment and manufacturing techniques and the operation of a facility for the automated production of rechargeable batteries require large capital expenditures. In order to minimize our capital investment in manufacturing facilities and establish strong brand name recognition for our products, our overall strategy is to negotiate strategic alliances and other production agreements with established battery manufacturers that want to add high-performance co-branded products to their existing product lines. There can be no assurance that our PbC platform technology business model will succeed in the battery industry.

Our Employees

As of December 31, 2014 we employed a staff of 40, including an 8 member scientific and engineering team, and 20 people who are involved principally in manufacturing. We are not subject to any collective bargaining agreements, and we believe we have a good relationship with our employees. On March 31, 2015, we accepted the resignation of Vani Dantam, Vice President of Sales and Marketing. Charles Trego resigned as our Chief Financial Officer on October 2, 2015, and Danielle Baker, our Controller, was appointed as our Chief Accounting Officer. Due to downsizing, we had 25 employees as of September 30, 2015.

Description of Properties

On March 10, 2013, we exercised our option for a five year renewal on our lease on existing space at our manufacturing plant located at 3601 Clover Lane in New Castle, Pennsylvania. We have utilized this space to manufacture our PbC and specialty lead-acid battery products and to continue to produce and test prototypes which incorporate our developed technology. Our Clover Lane plant, which we will use for limited purposes on a prospective basis, allows us to manufacture batteries for sale under the Axion brand name; to manufacture for third parties under specific contract arrangements; or to manufacture prototypes for our own use and testing, or for testing by our customers. Our facility has been fully tested and found to be in compliance with emission standards established by new federal guidelines in accordance with the Clean Air Act–Title III.

The salient terms of the renewal lease are as follows:

•	The renewal term commenced on March 10, 2013 with a term of five years.

•	The lease may be extended for one additional five-year term with future rent to be negotiated at a commercially reasonable rate.

•	The battery manufacturing facility includes 70,438 square feet of floor space, including 7,859 square feet of office, locker, lab and lunch area, 46,931 square feet of manufacturing space, 1,488 square feet of dedicated lab space, 9,200 square feet of storage buildings and 5,000 square feet of basement area.

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•	The rental amount for the initial term is $16,700 per month, which is fixed through March 2015. In addition to the monthly rental, we are obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance, and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises.

•	On May 26, 2011 we executed an addendum to the existing lease agreement which resulted in the lease of an additional 2,160 square feet of additional space for $500 per month. There were no other changes to the existing lease.

•	With the execution of the addendum we now lease 72,598 square feet for a monthly rent of $17,200 on a “triple net” basis.

On November 4, 2010, we entered into a commercial lease with Becan Development, LLC to lease a 45,000 square foot building, located at 209 Green Ridge Road in New Castle, PA, which we currently occupy to house offices, research and development, electrode manufacturing and warehousing.

The salient terms of the lease are as follows:

•	The term commenced on January 1, 2011 and the term expires on December 31, 2015.

•	The lease may be extended for two five-year terms, by giving notice not less than 30 nor more than 120 days before the expiration of the initial term or first renewal term (as applicable). The renewal leases shall be on terms substantially similar to the terms of the initial lease except for any adjustment to rent, if warranted, as mutually agreed upon by Lessor and us.

•	The rental amount for the initial term is $19,297 per month and is on a “triple net” basis.

•	If we are able to obtain sufficient funding from either the federal or state government or agencies, and it enters into a binding agreement to purchase the property, the lease shall be immediately terminated and Lessor shall credit the most recent 6 months of actual rental payments made to lessor against the purchase price of the property.

•	We also have a right of first refusal to purchase the property within 30 days of receipt of notice of a third party offer from lessor upon substantially the same terms as those offered by the third party.

•	The lease contains market terms on standard provisions such as defaults and maintenance.

On August 28, 2015, we signed a promissory note with each of the two landlords deferring lease payments until December 31, 2015. The aggregate amount of the promissory notes is $291,975 earning interest at 12% per annum compounded monthly.

LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

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Board Leadership Structure and Risk Oversight; Diversity

Our company is led by Donald Farley, who was appointed as Chairman after the untimely demise of David DiGiacinto, our CEO.  Our board of directors has been traditionally divided into three classes of directors that serve for staggered three-year terms. Four of our current board members have been elected to serve for terms that expire on the date of our 2015 Annual Meeting (and are proposed for re-election at the 2015 Annual Meeting); and one has been elected to serve for term that expires on the date of our 2016 Annual Meeting.  The board has three standing committees – audit, compensation and nominating.  The Audit Committee is comprised solely of independent directors, and each committee has a separate chair.  Our Audit Committee is responsible for overseeing risk management, and our full board receives periodic reports from management.

Our board leadership structure is used by other smaller public companies in the Unites States, and we believe that this leadership structure is effective for us.  We believe that having a combined Chairman/CEO and chairs for each of our board committees is the correct form of leadership for us.  We have a single leader and oversight of company operations by experienced directors, three of whom are also committee chairs.  We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and dialogue between the full board and our management.

We do not currently consider diversity in identifying nominees for director.  Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

The following table identifies our current directors and specifies their respective ages and positions with us.

Name	Age	Position
Donald Farley	73	Chairman and Director
Richard Bogan	64	Director (appointed CEO as of February 1, 2016)
Michael Kishinevsky	49	Director
Charles Trego	65	Director
D. Walker Wainwright	65	Director (resigning effective January 31, 2016)

Richard H. Bogan, 64, is an independent director, who joined the Board as of January 2015. He is the Operating Partner of Key Bridge Partners, a $50 million private equity firm with more than 100 employees. He joined Key Bridge in 2008, and streamlined operations to achieve a 25% EBITDA gain across the board. Prior to Key Bridge he acted as a consultant in M&A to privately held companies in RHB Partners. In 2002-2003 he was Executive VP and CFO of RJ Reynolds Tobacco Holdings, where he directed a $150 million reorganization and 8% US workforce reduction to right-size the company, and directed 1,000 staff members. Before RJ Reynolds he was President of North American Logistics, a $700 million privately held company in transportation and warehousing, and earlier was President and CFO of Unisource Worldwide, a $7 billion NYSE-listed company, also in wholesale distribution. He was with Philip Morris Companies for more than a decade, rising to Senior VP and CFO of the Miller Brewing Company subsidiary. He earned his baccalaureate in accounting at the University of Washington and is a Certified Public Accountant, a Certified Internal Auditor, and holds a Certificate in Management Accounting. The Virginia resident serves as a volunteer business advisor to the Executive Director of the Easton, Maryland, Economic Development Corporation. Mr. Bogan’s expertise in public and private companies makes him well-suited to sit on the Axion Board.

Donald Farley, 73, was appointed to our Board effective as of January 2015 and was appointed as Chairman in that same month. As president of Farley& Associates, Inc., a position which he has held since 2009, Mr. Farley provides strategic planning, business development direction and executive mentoring services for private businesses and emerging new businesses. From 1998 to 2009, Mr. Farley was CEO of Spencer Trask Specialty Group where he organized and monitored a portfolio of emerging startup companies in healthcare, nutrition and specialty chemicals. From 1965 to 1988, Mr. Farley enjoyed a diverse career at Pfizer, Inc. He began his career in manufacturing with the Pfizer Chemical Division and progressed through several managerial positions to eventual leadership as president of the Pfizer Specialty Chemicals Group. Mr. Farley led the redirection and transformation of this global business from specialty chemicals into specialty food ingredients and related technical services, resulting in its transition to a new identity as the Pfizer Food Science Group. Subsequent to the divestiture of Food Science in 1995, Mr. Farley served as President of the Pfizer Consumer Health Care Group, a global over-the-counter drug business. Mr. Farley graduated from the University of Rhode Island in 1965, majoring in chemical engineering and later earned an MBA in finance at the University of Hartford. Mr. Farley’s executive and banking expertise are components which make him well-suited to sit on Axion’s Board.

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Michael Kishinevsky, 49, is an independent director who has served on our board since June 2005. Mr. Kishinevsky is a Canadian lawyer who had been principally engaged in the practice of corporate and commercial law from February 1995 until August 2005. For five years Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a director of Sunrock Consulting Ltd., a company he co-founded in October 1995, which specializes in the import and distribution of carbon black and synthetic rubber. He is also the president and director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa Law School. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada. The Company has determined that Mr. Kishinevsky should serve as a director due to his legal background as well as his import and distribution experience which provides expertise on the Board with regard to product distribution.

D. Walker Wainwright, 64, an independent director who was appointed to our board of directors in January 2007. He is the former Chairman of Interboro Insurance Company, a provider of personal lines insurance products in New York State. He is also the founder and chief executive of Wainwright & Co. LLC, an independent financial advisory firm and investment manager position. In this capacity he is the manager of a fund of hedge funds titled Dunemere Investor Partners, LP. Formerly a Managing Director in investment banking at Smith Barney, Inc. and at Kidder, Peabody & Co., Mr. Wainwright has over 37 years’ consulting, banking and investment banking experience. Having directed Kidder’s investment banking efforts in the Asia Pacific Region, he has extensive international experience and has lived in Australia and Lebanon. Mr. Wainwright began his career at Chemical Bank and, subsequently, the Schroder Group. He is a graduate of Stanford University (A.B. – 1972) and of Columbia University (M.B.A. – 1976). The Company has determined that Mr. Wainwright should serve as a director due to his long term finance and banking experience.

Charles R. Trego, 65, joined the Company as Chief Financial Officer on April 1, 2010 and resigned on August 2, 2013. He was elected as a director on September 26, 2013. He was reappointed as Chief Financial Officer on November 1, 2014, after having served in that position as a consultant since July 2014, and resigned on October 2, 2015. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components, His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio. The Company has determined that Mr. Trego should serve as a director due to his long term finance and accounting experience.

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New director

Effective February 1, 2016, the Board of Directors of Axion Power International, Inc. (the “Company”) has appointed Robert A. Maruszewski as a director to take the seat vacated by Mr. Wainwright. Mr. Maruszewski’s appointment will serve until the formal shareholder election for board members to be held at the Company’s 2018 Annual Meeting.

Robert A. Maruszewski, 52, is the cofounder and Managing Partner of Key Bridge Partners, a middle-market private equity firm (of which Richard Bogan serves as an uncompensated operating partner and advisor), a position which he has held since 2005. He has over 30 years of operating experience in general management, marketing, and strategy, with 8 years of his career in Europe. Mr. Maruszewski is currently President of Duvinage LLC, a custom metal stair manufacturer in the Key Bridge portfolio. He also provides corporate oversight to U.S. Para Plate, LLC, a specialty valve manufacturer. From 1990 to 2004, Mr. Maruszewski held various management positions at Emerson Electric Co. (NYSE: EMR) in four divisions ranging from $30M to $300M with responsibilities across five continents. Mr. Maruszewski holds a BS from the University of Dayton and an MBA with honors from Georgetown University.

The Company has determined that Mr. Maruszewski should serve as a director due to his background in manufacturing and operations and as a management level employee of other public and private companies.

Mr. Maruszewski will receive an initial grant of stock options and shall be paid Board fees pursuant to stated Company guidelines.

Executive officers

The following table identifies our current non-director executive officer and specifies his respective age and position with us.

Name	Age	Position
Philip S. Baker	67	Chief Operating Officer

Philip S. Baker  joined the Company as Chief Operating Officer on April 1, 2010. He was with Santa Fe Springs CA-based Trojan Battery Company from 1997 to 2009. From 2006 to 2009 he was Senior Vice President and General Manager of a new battery facility for which he led all the phases of development and operations in Sandersville, GA. Baker guided the lead-acid battery plant from negotiations and permitting forward, and is considered to be an expert in quality control and documentation, productivity and the maximization of uptime, automation and the management of environmental issues. Prior to Sandersville, Baker served from 2001 to 2005 at the Trojan plant in Lithonia GA as Senior Vice President and General Manager, where he executed a turn-around in leadership, quality and output, introduced Kaizen events and Six-Sigma tools and improved productive output by 20% in critical bottleneck areas. Before Lithonia, Baker worked for Trojan in Santa Fe Springs as Director of Operations. He was with privately held Wyomissing PA-based Glen-Gery Corporation, a manufacturer of building materials where 700 employees reported upstream to him. He began his career at the Houston Brick & Tile Company. He is a graduate of Georgia Institute of Technology in 1971 (BS in Ceramic Engineering).

Presiding Director

Our Chairman, Donald Farley, acts as the presiding director at meetings of our board of directors. In the event that Mr. Farley is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors has implemented many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things. In 2014, all incumbent directors attended 75% of our meetings of the board of directors.

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Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees and is given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our Chief Executive Officer, Chief Financial Officer and other key accounting and management personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group, may do so by writing to Donald Farley, c/o Axion Power International, Inc., 3601 Clover Lane, New Castle, Pennsylvania 16105. Mr. Farley will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Farley, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our audit committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that three of our current directors meet the independence requirements of the Nasdaq Capital Market on which we are listed. In the judgment of the board of directors, Mr. Farley and Mr. Trego do not meet such independence standards. Once he becomes CEO on February 1, 2016, Mr. Bogan shall no longer meet the independence standards of the Nasdaq Capital Market. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between us and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between us and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Board Committees

The board of directors currently has three standing committees: the audit committee, the compensation committee, and the nominating committee. These committees are responsible to the full board. We plan to reconsider Committee appointments in February 2016 due to changes in our Board of Directors as discussed in this prospectus.

Audit Committee – Our board of directors has created an audit committee that presently consists of Mr. Bogan, Mr. Kishinevsky and Mr. Wainwright. Mr. Bogan serves as the current chairman of our audit committee. Each of the members has a basic understanding of finance and accounting, and is able to read and understand fundamental financial statements. The board of directors has determined that each of the members of the audit committee would meet the independence requirements applicable to Nasdaq Capital Market companies. Our board of directors has also determined that Richard Bogan, due to his professional experience, meets the definition of an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934. The audit committee has the sole authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board of directors and to management, and recommends to the full board of directors that the our audited consolidated financial statements be included in our Annual Report on Form 10-K. As of February 1, 2016, Mr. Kishinevsky shall be the sole remaining member of our Audit Committee.

The audit committee met 5 times during the year-ended December 31, 2014. The audit committee charter can be found on our website under About Axion; Corporate Governance / Committees, at www.axionpower.com.

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Compensation Committee – Our board of directors has created a compensation committee that presently consists of Messrs. Bogan, Farley and Wainwright. Mr. Wainwright serves as chairman of the compensation committee. The compensation committee makes recommendations concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The chairman establishes meeting agendas after consultation with other committee. Subject to supervision by the full board of directors, the compensation committee administers our stock option plans. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, our CEO typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee in conjunction with other non-employee directors establishes all bonus and equity incentive awards for Mr. Farley (who abstains as to his compensation) and the other executive members of the management team.   Our board of directors has determined that all members of the compensation committee except for Mr. Farley meet the independence requirements applicable to Nasdaq Capital Market companies.

The compensation committee met once during the year ended December 31, 2014. The compensation committee charter can be found on our website under “About Axion; Corporate Governance; Committees,” at www.axionpower.com.

Nominating Committee-Our board of directors has created a nominating committee that consists of Messrs. Bogan, Wainwright and Kishinevsky. Mr. Kishinevsky serves as chairman of the nomination committee. As currently constituted, the nominating committee will seek out candidates for director positions on the board of directors and present those candidates to the entire board for approval. With respect to director nominees, our nominating committee will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We have developed a formal process for identifying and evaluating nominees for director, including nominees recommended by security holders. The nominating committee may consider use of an executive search firm for assistance in discovering potential board candidates. All members meet the independence requirements of the Nasdaq Capital Market.

The nominating committee met once during the year ended December 31, 2014.  The nominating committee charter can be found on our website under “About Axion; Corporate Governance; Committees.”

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 120 days before the date on which next year’s proxy statement will be mailed, which we anticipate will be on or about May 1, 2016, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of our stock, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, C/O Secretary, Michael Kishinevsky. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

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Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend Annual Meetings, although such attendance is not required. Five directors attended the 2014 Annual Meeting.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to the year ended December 31, 2015.  The Named Executive Officers are as shown. We did not have any non-equity incentive plans, pension plans or deferred compensation plans during the year ended December 31, 2015.

SUMMARY COMPENSATION TABLE

				Stock	Option	All Other	Total
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)
Thomas Granville CEO and Director (5)	2014	231,500	38,000	-	-	3,077	272,577

Charles R. Trego (6)	2015	180,558	22,500		13,503	19,327	235,888
CFO	2014	25,961		-	-	1,039	27,000

Philip S. Baker	2015	207,985	19,980		13,503	5,500	246,968
COO	2014	199,800	19,800	-	-	7,536	227,136

Vani Dantam	2015	66,635	22,500		10,105	8,653	107,893
	2014	225,000	22,500	-	-	3,837	251,337

David DiGiacinto	2015	68,750	53,672			7,346	129,768
CEO (7)	2014	150,000	-	-	199,584	10,404	360,988

Donald Farley
Chairman and Director (8)	2015	120,861	-		60,000	-	180,861

1.	Salaries are presented as the contractual amount paid during 2015 and 2014.

2.	Discretionary bonuses are not made pursuant to any specific bonus plan. The bonuses cited were awarded and paid in the indicated years.

3.	Stock and option awards were granted pursuant to the individual employment contracts. Options are valued using the Black-Scholes-Merton option pricing model.

4.	Other compensation includes company perquisites relating to pre and post-employment consulting contracts, severance payments, auto allowance, personal use of company cars, accrued vacation payments, moving expenses, and other earned compensation.

5.	Mr. Granville resigned as CEO effective as of July 1, 2014.

6.	Represents only salary from November 1, 2014 - December 31, 2014. Compensation as consultant is included in the Director’s Compensation section. Mr. Trego resigned as our CFO on October 2, 2015.

7.	Mr. DiGiacinto was deceased on January 22, 2015.

8.	During 2015, Mr. Farley had a consulting compensation arrangement with us pursuant to which he received cash compensation from us as stated. Commencing February 1, 2016, he will received cash compensation of $10,000 per month for so long as he acts as Chairman which is intended to be into the second quarter of 2016.

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Employment Agreements

Effective as of April 1, 2013, we entered into an Executive Employment Agreement with Philip S. Baker as its Chief Operating Officer. Under the terms of the Agreement, which has a term of three years, Mr. Baker receives an annual salary of $199,800, which is subject to review annually, an annual stipend of $19,980, an annual bonus as determined by the Compensation Committee of the Board of Directors, and an annual car allowance of $6,000. On April 1, 2013, Mr. Baker was granted a five year option to purchase 131 shares of our common stock with an exercise price of $2,625 per share, 15 options vested on April 1, 2010, and, beginning in June, 2010, 4 options vest monthly through the remaining 34 months of his contract.

Effective as of November 1, 2014, we entered into an Executive Employment Agreement with Charles R. Trego as its Chief Financial Officer. Under the terms of the Agreement, which has a term of two years, Mr. Trego receives an annual salary of $225,000, an annual stipend of $22,500 on the first and second anniversaries of the date of the Executive Employment Agreement, respectively, if he is still employed by us in such capacity on the first anniversary date, and on the second anniversary date, if he has an agreement to continue as the Chief Financial Officer for at least six months subsequent to the second anniversary date, an annual car allowance of $9,000. Mr. Trego resigned as our Chief Financial Officer as of October 2, 2015.

Both Mr. Baker’s and Mr. Trego’s contracts are also subject to the following general terms. These agreements generally required each executive to devote substantially all of his business time to the our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of the executives is allowed to participate in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives generally received an automobile allowance, reimbursement for all reasonable business expenses incurred by him on behalf of us in the performance of his duties, and a severance package that guarantees continued remuneration equal to the executive’s base salary for a total of 23 months so long as we elect to enforce the provisions of the Non-Competition Agreement, should the executive be unable to find employment or accepts employment at a reduced rate of pay due solely to the Non-Competition Agreement. There are no non-qualified deferred compensation plans.

Effective November 1, 2014, Charles Trego, Phillip Baker and two other former executives entered into salary deferral agreements with us pursuant to which each agreed to defer portions of their salary for one year from the date of effectiveness of the salary deferral agreement. The deferred portions of the salaries are to be paid to each such employee by the earlier of December 31, 2015 and the occurrence of one of the following events: (i) consummation by us of any subsequent financing transactions with at least $6,000,000 in gross proceeds in the aggregate; (ii) a change in control of our company or (iii) a sale of all or substantially all of the assets of us. At December 31, 2014, the total deferred salaries amounted to $51,988.

Effective as of April 1, 2013, we entered into new three year employment agreements with Phillip Baker and others who no longer work for us, which expire on March 31, 2016. The agreement is identical to the prior employment agreement in effect with each of the officers, except with respect to the new terms and as set forth below.

There is a new payment schedule, which calls for a stipend payment equal to 10% of base salary (which is the same as in the prior agreement and which remains unchanged during the term of said agreement), in cash within 45 days from the date of effectiveness of each agreement, and then the same stipend payment is due on the first, second and third anniversaries of the effective date of the Agreement so long as the executive is still employed by us on each said anniversary date.

The following table sets forth the stipend payment schedule:

Executive	Payment within 45 days of April 1, 2013	Payment on 1 year anniversary (1)	Payment on 2 year anniversary (1)	Payment on 3 year anniversary (1)
Philip Baker	$19,980	$19,980	$19,980	$19,980

(1)	Payable only if executive is still employed by us on the anniversary date.

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Warrants

As of December 31, 2015, we had 12,582,352 outstanding warrants that represent potential future cash proceeds to our company of $22,580,184. The warrants are divided into five classes that are presently exercisable and expire at various times through November 2020. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date
Subordinated note holder	1,099	$528.50	580,808	May 7, 2018
Placement agent warrants	1,562	528.50	823,529	May 7, 2018-July 8, 2019
Series A warrants issued October 29, 2014	61,608	17.50	1,078,140	October 29, 2019
Investor	2,765	35.00	96,775	December 11, 2019
Series B Warrants issued October 29, 2014	34,521	113.75	3,962,764	January 29, 2016
Placement Agent Warrants	3,081	149.10	459,378	October 4, 2019
Placement Agent Warrants	548,780	1.29	674,999	November 4, 2020
Investors	510,000	1.75	892,500	August 7, 2020
Investors	11,418,936	1.29	14,045,291	November 4, 2020

Total	12,582,352		$22,580,184

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Option Plan Awards

As of December 31, 2015, we had 15,119 outstanding stock options that represent potential future cash proceeds to our company of $3,948,074. The outstanding options include 9,909 options that are currently vested and exercisable and 5,210 that will vest and become exercisable over the next three years. These options represent potential future cash proceeds to our company of $3,762,149 and $185,925, respectively.

	Vested			Unvested
	Shares	Price	Proceeds	Shares	Price	Proceeds
Employee & Officer plan options	8,983	$303.96	$2,730,385	16	$262.50	$4,125
Directors plan options	705	665.38	469,264	5,194	35.00	181,800
Non-plan options to consultants and employees	221	2,543.60	565,500
Total	9,909	$379.66	$3,762,149	5,210	$35.69	$185,925

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

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Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards					Stock Awards
	Non-Plan		Equity Incentive Plan Awards					Equity Incentive Plan Awards
	Number of shares underlying unexercised options							# Shares
Name	# Exercisable	# Unexercisable	Unearned	Option Exercise Price	Option Expiration Date	Number Unearned Shares or units of stock	Market Value	Unearned shares, units, or other rights not vested	Market Value	Footnotes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Granville, Tom	162	-	-	$2,625.00	varies through 6/29/2018	-	-	-	-	Issued pursuant to June 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Charles Trego	393	-	-	$2,625.00	varies through 3/30/2018	-	-	-	-	Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date
Charles Trego	1,286			$35.00	12/19/2020					Issued as executive incentive. Options vested upon issuance and expire 5 years from date of issuance.

Philip Baker	93	-	-	$2,625.00	varies through 3/30/2018	-	-	-	-	Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date
Philip Baker	1,286			$35.00	12/19/2020					Issued as executive incentive. Options vested upon issuance and expire 5 years from date of issuance.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team, although our employment agreements with certain members of management do call for immediate vesting of options upon a 50% change in control. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 720 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2015.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)(1)	($)	($)
Donald Farley (2)	-	-	-
Charles Trego	-	-	-
Richard H. Bogan	30,980	23,125	54,105
Michael Kishinevsky	16,150	21,250	37,400
D. Walker Wainwright	17,380	23,125	40,505

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1.	Fees are presented based on the amount paid during 2015.

2.	Mr. Farley received no compensation during 2015 for his service as a Director, as he served as our chief executive officer for a portion of that time period. For a summary of the compensation received by him as chief executive officer during 2015, see Summary Compensation Table above.

Only non-management directors are compensated separately for service as members of our board of directors. Each of our non-management directors received the following components of compensation for the period January 1, 2015 through December 31, 2015:

•	A basic annual retainer of $25,000 for service as a director;

•	A supplemental retainer of $6,000 for service as chairman of any committee;

•	A supplemental annual retainer of $3,000 for service as a committee member;

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone;

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf; and

•	Options to reelected directors.

For 2015 and 2014, we issued 5,194 and 343 options, respectively pursuant to our directors’ stock option plan. Of this total, no options were exercised during the year ended December 31, 2015, 114 options are currently vested and exercisable at a weighted average price of $262.50 per share, and 5,080 options are unvested and will be exercisable at a weighted average price of $35.00 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On January 29, 2016, we had 100,000,000 shares of common stock authorized and 3,967,982 shares of common stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of January 29, 2016, for (i) each of our directors and executive officers and (ii) all of our directors and executive officers as a group. We do not have any persons who we know beneficially owns more than 5% of our common stock. Normally, we would rely on the Section 16 filings for determining if there are any 5% owners. Our reporting is limited to the information we do have when we do not have the benefit of further information.

Beneficial ownership data in the table has been calculated based on the Securities and Exchange Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of January 29, 2016 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

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	Common Stock	Warrants & Options (1)	Combined Ownership	Percentage

Baker, Philip	-	1,413	1,413	*
Bogan, Richard	10,170	433	10,603	*
Farley, Donald	16,298	433	16,731	*
Kishinevsky, Michael	7,701	100	7,801	*
Trego, Charles	400	1,718	2,118	*
Wainwright, Walker	8,381	150	8,536	*
Directors and officers as a group (6 persons)	42,950	4,227	47,177	1.19%

*Less than 1%

(1)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholders that are presentably exercisable or will become exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES

Description of the Private Placement

On November 4, 2015, we entered into a financing transaction for the sale of convertible notes and warrants issued by us with gross proceeds of $9 million to us. Upon closing of the sale of the notes and warrants, we received cash proceeds of $1.85 million and deposit of an additional $7.15 million into a series of control accounts in our name. Under the original terms of the notes, we are permitted to withdraw funds from our control accounts (i) in connection with certain conversions of the notes or (ii) otherwise, as follows: $1,000,000 on each 30 day anniversary of the commencing on the 30th day after the effective date of a registration statement being filed in connection with the transaction until there are no more funds in the control accounts, subject in each instance to equity conditions set forth in the convertible notes. As a result of the January 28, 2016 amendments to the notes, another $1,800,000 was released on that date, and the balance of $5,350,000 will be released in 8 equal monthly installments commencing on May 2, 2016, subject to terms and conditions set forth in the notes.

We received approximately $1.7 million in net proceeds at closing, which occurred on November 5, 2015, after deducting our placement agent’s fee of $138,750. Offering expenses, other than our placement agent’s fee, were approximately $100,000, which were paid out of the proceeds at Closing. At each release of funds starting on May 2, 2016, we will receive approximately $620,000 in net proceeds, after deducting our placement agent’s fee of $50,000.

The initial conversion price of the notes was $1.23 per share, and the initial exercise price of the 10,975,608 warrants was $1.29 per share.

As a result of “rollover” of $363,530 of principal amount and accrued and unpaid interest of our August 2015 bridge notes, an additional note in the principal amount of $363,530 with the same terms as the convertible notes, and an additional 443,328 warrants were issued effective the date of this prospectus. The terms of the notes and warrants are further described in “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” in this prospectus.

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The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K dated November 4, 2015. Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions.

Securities Purchase Agreement

The convertible notes and warrants were issued pursuant to the terms of a Securities Purchase Agreement among us and the investors named therein. The Purchase Agreement provided for the sale of the convertible notes and warrants for gross proceeds of $9 million to us.

Notes

Ranking

The notes are senior unsecured obligations of us.

Maturity Date

Unless earlier converted or redeemed, the notes mature 14 months from the Closing, subject to the right of the investors to extend the date (i) if an event of default under the notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Notes and (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

Interest

The notes bear interest at the rate of 9% per annum and are compounded monthly, on the first calendar day of each calendar month. The interest rate will increase to 18% per annum upon the occurrence and continuance of an event of default (as described below). Interest on the notes is payable in arrears on each installment date (as defined below). If a holder elects to convert or redeem all or any portion of a note prior to the maturity date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of a note prior to the maturity date, all accrued and unpaid interest on the amount being redeemed will also be payable. The amount of interest due at any time is the amount of any interest that, but for any conversion, installment conversion, acceleration or redemption hereunder on such given date, would have accrued with respect to the conversion amount or installment amount being converted or redeemed under the note at the interest rate for the period from such given date through the maturity date of the note.

Conversion

All amounts due under the notes are convertible at any time, in whole or in part, at the option of the holders into shares of our common stock at a fixed conversion price, which is subject to adjustment as described below. The notes are initially convertible into shares of our common stock at the initial price of $1.23 per share. This conversion price is subject to adjustment for stock splits, combinations or similar events and “full ratchet” antidilution provisions.

Payment of Principal and Interest

We have agreed to make amortization payments with respect to the principal amount of each note in shares of our common stock, subject to the satisfaction of certain equity conditions, or at our option, in cash on each of the following installment dates:

•

the twenty-first trading day after the earlier of (x) the initial effective date of a registration statement filed in connection with this offering or (y) May 2, 2016; the first trading day of the calendar month immediately following the initial installment date (or if such date is less than twenty trading days after the initial installment date, the second calendar month immediately following the initial installment date to the extent); and then each month through and including the Maturity Date, each in an amount equal to 1/11 of the principal amount of each note. Payment in stock is at 85% of the market price based upon a variable weighted average price formula.

As a result of the amendment agreements entered into by us with each selling stockholder on January 28, 2016, an additional $1.8 million was released from the controlled accounts on January 28, 2016, starting on May 2, 2016, and continuing for seven consecutive months thereafter on the 1st business day of each such month $667,500 shall be released in total from the controlled accounts.

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Acceleration and Deferral of Amortization Amounts

During each period after an installment date and prior to the immediately subsequent installment date, a holder may elect to accelerate the amortization of the note at the applicable amortization conversion price for such prior installment date with respect to any given installment period, the holder may not elect to effect any acceleration during such installment period if either (x) in the aggregate, all the accelerations in such installment period exceeds the sum of two (2) other installment amounts, or (y) accelerations have been consummated in four (4) prior installment periods.

The holder of a note may, at the holder’s election by giving notice to us, defer the payment of the installment amount due on any installment dates, in whole or in part, to another installment date, in which case the amount deferred will become part of such subsequent installment date and will continue to accrue interest.

Events of Default

The notes contain standard and customary events of default including but not limited: (i) failure to register our common stock within certain time periods; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of us.

If an event of default occurs, each holder may require us to redeem all or any portion of the notes (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of common stock then issuable upon conversion of the note.

Fundamental Transactions

The notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the notes under a written agreement.

In the event of transactions involving a change of control, the holder of a note will have the right to require us to redeem all or any portion of the Note it holds (including all accrued and unpaid thereon) at a price equal to the greater 125% of the amount of the Note being redeemed and the intrinsic value of the shares of common stock then issuable upon conversion of the note being redeemed.

Limitations on Conversion and Issuance

A note may not be converted and shares of common stock may not be issued under the notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each holder’s option, the note blocker may be raised or lowered to any other percentage not in excess of 9.99%.

As a result of the January 28, 2016 amendment agreements, there is no exchange cap in this transaction.

January 28, 2016 Amendment Agreements

On January 28, 2016, we entered into amendment agreements with each of the selling stockholders with respect to the November 5, 2015 private placement exempt from securities registration under Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) of Regulation D. On or about November 20, 2015, we filed a registration statement on Form S-1 to register the Registrable Securities, and as a result of comments received from the SEC, we withdrew this original S-1 on January 21, 2016. Subsequent to the withdrawal of the original S-1, we sought to make certain amendments to the terms of the securities purchase agreement and registration rights agreement, entered into in connection with the sale of the senior secured convertible notes, as well as to the notes. The amendments are embodied in the amendment agreements with each of the buyers.

Changes to the securities purchase agreement are as follows:

•	The term “principal market” was changed from the Nasdaq Capital Market to the OTCQB. This change was also made in the notes and accompanying warrants for conformity.
•	Section 4(d) was amended to add the following at the end of the Section. “Until the later of June 2, 2016 and the date on which the Buyers are eligible to resell all shares of Company Common Stock underlying the Notes and Warrants (assuming cashless exercise of the Warrants) without restriction under Rule 144 (assuming such Buyers are not then affiliates of we), we may not make any payments to Affiliates of we other than (i) up to $11,800 to repay, in full, that certain bridge note issued by we to Walker Wainwright; (ii) director and Board committee fees in the ordinary course of business, consistent with past practices, to its non management directors accruing on or after January 1, 2016 in an amount not to exceed $25,000, in the aggregate, per calendar quarter, (iii) current compensation arrangements (but not accrued and unpaid obligations for compensation to current and former officers of we) to its executive officers upon terms and conditions publicly existing as of December 31, 2015 and/or disclosed on a Current Report on Form 8-K on January 27, 2016; (iv) stock options and/or restricted stock as per normal Board of Directors policy; and (v) customary, reasonable and usual travel and lodging expenses for Company business.”
•	We no longer have the obligation to obtain shareholder approval for the issuance of securities with respect to the private placement as we are moving our listing to the OTCQB which does not require shareholder approval for issuance of securities in this transaction. Accordingly, the “exchange cap” at 19.9% of issued and outstanding shares was also omitted.

Changes to the notes are as follows:

•	The definition of an event upon which funds can be released from any of the controlled accounts was amended to read as follows: “Controlled Account Release Event” means, as applicable, (i) with respect to any Restricted Principal designated to be converted in a Conversion Notice, we’s receipt of both (A) such Conversion Notice hereunder executed by the Holder in which all, or any part, of the Principal to be converted includes any Restricted Principal and (B) written confirmation by the Holder that the shares of Common Stock issued pursuant to such Conversion Notice have been properly delivered in accordance with Section 3(c) (in each case, as adjusted, if applicable, to reflect the withdrawal of any Conversion Notice, in whole or in part, by the Holder, whether pursuant to Section 3(c)(ii) or otherwise), (ii) we’s receipt of a notice by the Holder electing to effect a release of any Restricted Principal to we, (iii) on the date of execution of the certain Amendment Agreements, dated January 28, 2016, by and among we and certain holders of the Notes, which act as an amendment to the Notes, $1,800,000, and (iv) on May 2, 2016, and the first Trading Day of each of the subsequent seven calendar months thereafter, the lesser of (x) the amount of Restricted Principal then outstanding hereunder and (y) the Holder Pro Rata Amount of $668,750; provided, in the case of clause (iv) above, as of such date of determination, no Equity Conditions Failure then exists. The Buyer hereby waives all Equity Condition Failures existing on or before the date of this Agreement.”
•	Each existing note is being split into two notes, one of which is in the principal amount of the buyer’s pro rata portion of the initial $3,650,000 principal amount of funds released from the controlled accounts, and the second of which represents the remaining principal amount of the original note issued to that buyer.

Changes to the registration rights agreement are as follows:

•	The filing deadline for the initial registration statement (registering shares to be issued upon conversion of the $3,650,000 principal amount of the notes and interest thereon representing the total amount of funds released from the controlled accounts to date) was changed to January 29, 2016, and the effectiveness deadline for the initial registration statement was changed to February 16, 2016.
•	The number of registrable securities was reduced to 10,735,296 shares of our common stock which may be issued upon conversion of up to $3.65 million principal amount of the notes and 966,178 shares of our common stock which may be issued upon conversion of interest due and owing on the released $3.65 million principal amount.
•	The initial notice date for installment payments by us is now the earlier of the effectiveness date of the registration statement being filed on January 29, 2016, and May 2, 2016.

Warrants

The warrants entitle the holders of the warrants to purchase, in aggregate, 11,418,936 (10,975,608 shares from the November 5, 2015 closing and 443,328 shares from the “rollover” of bridge notes described at the beginning of this section) shares of our common stock. The warrants will expire November 5, 2017. The Warrants are initially be exercisable at an exercise price equal to the lower of $1.29 and 85% of the market price at the time of exercise, subject to certain adjustments.

The warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the warrants, the warrants may be exercised on a cashless basis. This prospectus does not cover the shares of common stock issuable from time to time upon exercise of the warrants. We anticipate that we will file a registration statement covering the shares of common stock issuable upon the exercise of the warrants prior to the time the warrants become exercisable.

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The exercise price of the warrants is subject to adjustment for stock splits, combinations or similar events, and, in this event, the number of shares issuable upon the exercise of the warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after the adjustment. In addition, the exercise price is also subject to a “full ratchet” anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.

Limitations on Exercise

The warrants may not be exercised if, after giving effect to the exercise, the holder of the warrant together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each holder’s option, the warrant blocker applicable to the exercise of the warrants may be raised or lowered to any other percentage not in excess of 9.99%.

Fundamental Transactions

The warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the Warrants under a written agreement before the transaction is completed.

Registration Rights Agreement

We entered into a registration Rights Agreement with the Holders as of the date of Closing. Under this Agreement, we have agreed to register 200% of the shares issuable under the notes and 125% of the shares issuable under the warrants, with filing to occur no later than 15 days of the Closing and with effectiveness to occur no later than 75 days of the Closing. If we are unable to meet either of these deadlines, we may be required to pay certain cash damages under the registration rights agreement or, with the passage of additional time, an event of default under the notes may occur.

As a result of the January 28, 2016 amendment, the Company is only required to register shares of stock upon conversion of $3.65 million principal amount of the notes, and interest thereon with a 200% reserve for registration.

Dollar Value of Underlying Securities and Potential Profits on Conversion

The following table sets forth the potential profit to be realized upon conversion by the selling stockholders of the convertible notes based on the conversion price on November 5, 2015 and the closing price of our common stock on November 5, 2015 (the date the convertible notes were issued).2

Potential Profit from Conversion of the Convertible Notes at the Option of the Selling Stockholders

Per share market price as of November 5, 2015	$1.14
Per share conversion price as of November 5, 2015	$1.23
Total shares underlying convertible notes based on conversion price	8,608,322
Aggregate market value of underlying shares based on per share market price as of November 5, 2015	$9,813,488
Aggregate conversion price of underlying shares	$9,000,000
Aggregate cash purchase price for the convertible notes	$9,000,000
Total premium to market price of underlying shares	9.04%

The following table sets forth the potential profit to be realized upon exercise of the warrants by the selling stockholders based on the exercise price at November 5, 2015 and the per share closing price of our common stock on November 5, 2015 (the date of issuance of the warrants).

2 The impact of the $363,530 principal amount of additional notes and 443,328 warrants issued as a result of the “roll over” of the $363,530 principal amount and unpaid interest of August 2015 bridge note issued to CVI International, Inc. is not considered in the impacts of the below tables.  All information in this table and subsequent tables is based upon the terms of the November 5, 2015 agreements without giving effect to the January 28, 2016 amendment agreements.

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Potential Profit from Exercise of the Warrants

Per share market price as of November 5, 2015	$1.14
Per share exercise price as of November 5, 2015	$1.29
Total shares underlying warrants	10,975,608
Aggregate market value of underlying shares based on market price as of November 5, 2015	$12,512,194
Aggregate exercise price of underlying shares	$14,158,535
Total premium to market price of underlying shares	13.16%

Shares Issuable to Selling Stockholders in Satisfaction of Principal and Interest

The following table sets forth the total number of shares of company common stock which would be issued to the selling stockholders if we elect to convert all principal and interest under the convertible notes into shares of its common stock in lieu of paying cash. The following table assumes that: (a) principal and interest payments are made on the twelve regularly scheduled installment dates (beginning on January 20, 2016), (b) that no such regularly scheduled installment payments are accelerated or deferred, (c) that no payments of interest will be made prior to the first installment date (January 20, 2016), (d) that the indicated conversion price remains the same from the first installment date until the convertible notes are paid in full, and (e) that the selling stockholders do not convert the convertible notes at their election. This table is provided for illustrative purposes only, as it is unlikely that these assumptions will be fully accurate at all relevant times.

Number of Shares Issuable in Satisfaction of the Convertible Notes

Based on Various Assumed Conversion Prices

Assumed Conversion Price*	Number of Shares Potentially Issuable

Initial Conversion price ($1.23 per share)	8,123,968
$1.20 per share	8,327,067
$1.17 per share	8,540,582
$1.14 per share	8,765,334
$1.11 per share	9,002,235

*Assumes conversion price remains the same throughout the entire installment payment period, which is unlikely to occur because the conversion price applicable to each installment payment will be based on the market price of our common stock prior to each such installment date.

Payments to Selling Stockholders and Affiliates

In connection with the convertible notes, we are or may be required to make the following payments to the selling stockholders and their affiliates:

		Maximum Early	Maximum	Total Maximum
	Maximum Interest	Redemption	Registration	Payments During
Payee	Payments (1)	Premiums (2)	Penalties (3)	First 12 Months (4)
Selling Stockholders	$992,480	$21,969,920	$1,080,000	$1,822,480

(1) Represents the maximum amount of interest payable by us to the selling stockholders under the convertible notes assuming (a) that all twelve installment payments thereunder are timely made (beginning with the first installment payment being made on January 20, 2016) and that no installment payments are accelerated or deferred, (b) that no payments of interest will be made prior to the first installment date, (c) that the convertible notes are not otherwise converted prior to the maturity date, (d) that interest is paid in cash and (e) that no event of default thereunder occurs.

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(2) Represents the cash amount that would be payable by us if it were required to redeem the convertible notes as a result of an event of default or change of control assuming (a) that the applicable premium to be applied upon the event of default or change of control is 200%, (b) that the event of default or change of control occurs on November 5, 2015, and (c) that the required payments continue until January 5, 2017. The default interest rate is 18% per annum upon the occurrence and continuance of an event of default.

(3) Represents the maximum monetary penalties and interest that would be payable if we failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the above-described registration rights agreement. Assumes that (a) the monetary penalties begin to accrue in November 2015, (b) the monetary penalties continue to accrue until November 5, 2016, and (c) the monetary penalties will not be paid until November 4, 2016 (which results in the payment of interest on unpaid amounts at a rate of 1% per month from November 5, 2015 to November 4, 2016).

(4) Represents the maximum amounts payable in cash under the other columns in this table during the first 12 months after the sale of the convertible notes assuming that there is no redemption thereof during the first year due to an event of default or change of control.

Net Proceeds from Private Placement of Convertible Notes

The following table sets forth the gross proceeds received from the private placement of the convertible notes and calculates the net proceeds thereof after deduction of the anticipated payments pursuant to the convertible notes and related documents. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change of control. The net proceeds assumes that all interest and principal will be paid in cash and that all nine installment payments are timely made (beginning with the first installment payment on January 20, 2016), notwithstanding that we may pay (and are expected to pay) interest and principal in shares of its common stock under specified circumstances, as described above. The interest amount reflected below assumes that all nine installment payments are made when due without any event of default, and the table assumes that none of the convertible notes are converted prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 78.97% of the gross proceeds.

Gross Proceeds	$9,000,000
Approximate Aggregate Interest Payments	$992,480
Approximate Transaction Costs (including Placement Agent Fees)	$900,000
Net Proceeds	$7,107,520

Comparison of Issuer Proceeds to Potential Investor Profit

As discussed above, we plan to use the proceeds from the sale of the convertible notes for general corporate purposes. The following table summarizes the potential proceeds we will receive pursuant to the securities purchase agreement, the convertible notes and the warrants. For purposes of this table, we have assumed that the selling stockholders will exercise all of the warrants on a cash basis. We have also assumed that the convertible notes will be held by the selling stockholders through the maturity date thereof.

Total Gross Proceeds Payable to us(1)	$23,158,535
Payments that have been made or may be required to be made by us until maturity(2)	$992,480
Net proceeds to us assuming maximum payments made by us(3)	$22,166,055
Total possible profit to the selling stockholders (4)	$0.00
Percentage of payments and profit over net proceeds(5)	4.48%
Percentage of payments and profit over net proceeds per year of the term(6)	3.84%

(1) Includes gross proceeds payable to us on the sale of the convertible notes in the amount of $9,000,000 and assumes full exercise of the warrants to yield an aggregate exercise price of $14,158,535. However, there is no assurance that any warrants will actually be exercised or if they are exercised, whether they will be exercised for cash.

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(2) Total possible payments (excluding repayment of principal) payable by us to the selling stockholders or their affiliates assuming the convertible notes remain outstanding until the maturity date and that interest is paid in cash. Assumes that no liquidated damages are incurred and that no redemption premium on the convertible notes will be applicable.

(3) Total net proceeds to us calculated by subtracting the result in footnote (2) from the result in footnote (1).

(4) This number represents the total possible profit to the selling stockholders based on the aggregate discount to market price of the shares underlying the convertible notes and warrants as indicated in the above table entitled “Potential Profit from Conversion of Convertible Notes.” Because the conversion price of the convertible notes and the exercise price of the warrants was higher than the market price on the date of issuance thereof (as reflected on such table), this number indicates a profit of “0”. However this does not mean that the selling stockholders will not realize a profit on their investment which could occur if the market price for the common stock exceeds the exercise price of the warrants.

(5) Percentage of the total possible payments to the selling stockholders as calculated in footnote (2) plus profit calculated in footnote (4) compared to the net proceeds disclosed in footnote (3).

(6) Based on a 14-month term.

Comparison of Registered Shares to Outstanding Shares

The following table compares the number of shares held by persons other than the selling stockholders, company affiliates, and affiliates of selling stockholders with the number of shares registered for resale and sold by such parties in prior transactions as well as in the current transactions involving the notes and warrants:

Shares Outstanding Prior to the Private Placement Held by Persons Other than the Selling Stockholders, or Affiliates of us or Selling Stockholders

Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders in Prior Registration Statements	0

Shares Registered for Resale by Selling Stockholders or Affiliates of the Selling Stockholders that Continue to be Held by Such Persons	0

Shares Sold in Registered Resale Transactions by the Selling Stockholders or Affiliates Thereof	0

Shares Registered for Resale on behalf of the Selling Stockholders or Affiliates Thereof in Connection with the private placement (including reserves)	11,701,474

Other Information

As of the date of this prospectus, we do not believe that we will have the financial ability to make all payments on the convertible notes in cash when due. Accordingly, we do intend, as of the date of this prospectus, to make such payments in shares of our common stock to the greatest extent possible.

Each selling shareholder has advised us that it may enter into short sales in the ordinary course of its business of investing and trading securities. Each selling shareholder has advised us, and represented to us in the purchase agreement for the convertible notes and warrants, that no short sales were entered into during the period beginning when such selling shareholder obtained knowledge that we were contemplating a private placement and ending upon the public announcement of any such private placement. Additionally, each selling shareholder has agreed in the securities purchase agreement that, so long as a selling shareholder holds any convertible note, the selling shareholder will not maintain a “net short position” in our common stock, which generally means that the selling shareholder has agreed not to maintain a short position in our common stock without maintaining an equivalent offsetting long position.

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We have not had any material relationships or arrangements with any of the selling stockholders, their affiliates, or any person with whom any selling shareholder has a contractual relationship regarding this private placement (or any predecessors of those persons).

According to information provided by each selling stockholder to us, some of the selling stockholders have been involved in a transaction with us prior to the November 5, 2015 purchase by the selling stockholders of these convertible notes and warrants.

We believe that the available funds at September 30, 2015, and including the net proceeds from our November 5, 2015 issuance of $9 million in convertible notes plus internally generated funds from products sales will provide sufficient financial resources to fund our operations, working capital, and capital expenditures through the fourth quarter of 2016.

Subsequent sources of outside funding will be required to fund our working capital, capital expenditures and rate operations beyond the fourth quarter of 2016. No assurances can be given that we will be successful in complying with certain of the terms and conditions in the issuance of the convertible notes or in arranging further funding, if needed, to continue the execution of its business plan including the development and commercialization of new products, or if successful, on what terms. Failure to obtain such funding will require management to substantially curtail, if not cease operations, which will result in a material adverse effect on the financial position and our results of operations.

THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the notess. For additional information regarding the issuance of the notes and the warrants, see “Private Placement of Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, notes and warrants, as of January 29, 2016, assuming conversion of the principal amount of the notes and 14 months interest thereon (although we have paid two months’ interest in cash) and exercise of the warrants held by each such selling stockholder on that date but not taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement, as amended by the January 28, 2016 amendment agreement with the holders of the notes and the warrants, this prospectus generally covers the resale of the sum of (i) 200% of the maximum number of shares of common stock issuable upon conversion, at a conversion price of $0.68 per share, of $3,650,000 principal amount of the notes, and interest thereon, in each case, determined as if the outstanding notes were converted in full (without regard to any limitations on conversion or exercise contained therein and assuming all notes issuable pursuant to the securities purchase agreement have been issued as of the closing date) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the notes, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Under the terms of the notes and the warrants, a selling stockholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of us. The number of shares in the second column does not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

			Maximum Number of
	Number of Shares		Shares of Common	Number of Shares
	of Common Stock		Stock to be Sold	of Common Stock
	Owned Prior to		Pursuant to this	Owned After
Name of Selling Stockholder	Offering		Prospectus (15)	Offering

CVI Investments, Inc. (1)	5,835,157	(2)	2,925,368	3,209,789

Intracoastal Capital, LLC (3)	1,220,996	(4)	650,601	570,395

Empery Asset Master, Ltd. (5)	1,796,078	(6)	1,064,834	731,244

Empery Tax Efficient, LP (7)	1,159,921	(8)	676,345	483,576

Empery Tax Efficient II, LP (9)	1,662,377	(10)	966,541	695,836

Alto Opportunity Master Fund, SPC (11)	4,452,370	(12)	2,708,891	1,743,479

Hudson Bay Master Fund Ltd. (13)	4,452,370	(14)	2,708,891	1,743,479

(1)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVL Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

(2)	Represents 2,347,926 shares of common stock issuable pursuant to the terms of the convertible notes without regard to the “maximum percentage” as defined in the notes. Also includes 3,187,231 shares of common stock issuable upon exercise of the warrants also without regard to any maximum percentage limitations. Also includes 300,000 shares of common stock issuable upon exercise of warrants owned by the holder prior to the November 2015 private placement.

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(3)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom is a manager of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manger of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the notes and warrants described herein, Intracoastal did not have any arrangements or understandings with respect to any person to distribute such securities.

(4)	Represents 458,801 shares of common stock issuable pursuant to the terms of the convertible notes without regard to the “maximum percentage” as defined in the notes. Also includes 609,756 shares of common stock issuable upon exercise of the warrants also without regard to any maximum percentage limitations.

(5)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(6)	Represents 735,789 shares of common stock issuable pursuant to the terms of the convertible notes without regard to the “maximum percentage” as defined in the notes. Also includes 998,808 shares of common stock issuable upon exercise of the warrants and 61,481 shares of common stock issuable upon exercise of warrants issued in August 2015, in each case without regard to any maximum percentage limitations.

(7)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)	Represents 467,691 shares of common stock issuable pursuant to the terms of the convertible notes without regard to the “maximum percentage” as defined in the notes. Also includes 634,875 shares of common stock issuable upon exercise of the warrants, 584 shares of common stock issuable upon exercise of warrants issued in October 2014, and 56,771 shares of common stock issuable upon exercise of warrants issued in August 2015, in each case without regard to any maximum percentage limitations.

(9)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(10)	Represents 668,132 shares of common stock issuable pursuant to the terms of the convertible notes without regard to the “maximum percentage” as defined in the notes. Also includes 906,967 shares of common stock issuable upon exercise of the warrants, 5,530 shares of common stock issuable upon exercise of warrants issued in October 2014 and 81,748 shares of common stock issuable upon exercise of warrants issued in August 2015, in each case without regard to any maximum percentage limitations.

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(11)	Robin R. Shaw has voting and/or investment power over such shares of stock.

(12)	Represents 1,911,670 shares of common stock issuable pursuant to the terms of the convertible notes without regard to the “maximum percentage” as defined in the notes. Also includes 2,540,650 shares of common stock issuable upon exercise of the warrants also without regard to any maximum percentage limitations.

(13)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(14)	Represents 1,911,670 shares of common stock issuable pursuant to the terms of the convertible notes without regard to the “maximum percentage” as defined in the notes. Also includes 2,540,650 shares of common stock issuable upon exercise of the warrants also without regard to any maximum percentage limitations.

(15)	On November 5, 2015, we entered into a registration rights agreement with the selling stockholders listed in this table. See the section of this prospectus entitled “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES.” Under the registration rights agreement, we are required to file a resale registration statement for the shares underlying the convertible notes and warrants to enable the resale of such shares by the selling stockholders on a delayed or continuous basis under Rule 415 of the Securities Act. Pursuant to the terms of the amendment agreement entered into on January 28, 2016, we may make interest and/or installment payments with shares of our common stock, and we are including in this registration statement 2.00 times the number of shares issuable pursuant to the terms of the convertible notes on the $3,650,000 principal amount which has been released from the Company’s controlled accounts as of January 28, 2016. Accordingly, the full number of shares set forth in this column may not ultimately become issuable to the selling stockholders under such convertible notes.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes to permit the resale of these shares of common stock by the holders of the notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock; although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•        on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•        in the over-the-counter market;

•        in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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•        through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales made after the date the Registration Statement is declared effective by the SEC;

•        broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

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Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

General

Our amended and restated certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock and 12,500,000 shares of preferred stock. As of January 29, 2016, we had 3,967,982 common shares issued and outstanding. Outstanding warrants and vested options entitle the holders to purchase 12,592,261 additional shares of common stock. We effected a 1:50 reverse split and a decrease in our authorized common stock to 100 million shares on September 8, 2014. We effected a 1:35 reverse split of our common stock on July 14, 2015.

Within the limits established by our amended and restated certificate of incorporation, our board of directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the board of directors believes is in the best interests of us. Our stockholders have no pre-emptive rights and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our board of directors has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in our best interest, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

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The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our by-laws, each of which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable. On July 18, 2014, we amended our Bylaws to allow shares of our stock to be issued by issuance of uncertificated book entry shares.

Warrants Issued in this Offering

See description of the warrants issued in “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” in this prospectus.

Placement Agent’s Warrants

We have agreed to grant to Maxim Group LLC, the representative of the underwriters, warrants to purchase 551,861 shares of our common stock, which warrants have identical terms to the warrants issued to the selling stockholders in this prospectus.

Other Warrants

As of December 31, 2015, we had 12,582,352 outstanding warrants that represent potential future cash proceeds to our company of $22,580,184. The warrants are divided into five classes that are presently exercisable and expire at various times through November 2020. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date
Subordinated note holder	1,099	$528.50	580,808	May 7, 2018
Placement agent warrants	1,562	528.50	823,529	May 7, 2018-July 8, 2019
Series A warrants issued October 29, 2014	61,608	17.50	1,078,140	October 29, 2019
Investor	2,765	35.00	96,775	December 11, 2019
Series B Warrants issued October 29, 2014	34,521	113.75	3,962,764	January 29, 2016
Placement Agent Warrants	3,081	149.10	459,378	October 4, 2019
Placement Agent Warrants	548,780	1.29	674,999	November 4, 2020
Investors	510,000	1.75	892,500	August 7, 2020
Investors	11,418,936	1.29	14,045,291	November 4, 2020

Total	12,582,352		$22,580,184

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The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

As of December 31, 2015, we had 15,119 outstanding stock options that represent potential future cash proceeds to our company of $3,948,074. The outstanding options include 9,909 options that are currently vested and exercisable and 5,210 that will vest and become exercisable over the next three years. These options represent potential future cash proceeds to our company of $3,762,149 and $185,925, respectively.

	Vested			Unvested
	Shares	Price	Proceeds	Shares	Price	Proceeds
Employee & Officer plan options	8,983	$303.96	$2,730,385	16	$262.50	$4,125
Directors plan options	705	665.38	469,264	5,194	35.00	181,800
Non-plan options to consultants and employees	221	2,543.60	565,500
Total	9,909	$379.66	$3,762,149	5,210	$35.69	$185,925

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•	the division of our board of directors into three classes of directors that serve for rotating three-year terms;

•	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the board of directors to issue, without stockholder approval, up to 12,355,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	the right of our board of directors to alter our bylaws without stockholder approval.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of Philadelphia, PA.

EXPERTS

The financial statements as of December 31, 2014 and 2013 incorporated by reference in this prospectus have been so included in reliance on the reports of Mayer Hoffman McCann P.C., an independent registered public accounting firm, and EFP Rotenberg, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.

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We also file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Exchange Act. You may read and copy any materials that we may file without charge at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-Securities and Exchange Commission-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The other information we file with the Securities and Exchange Commission is not part of the registration statement of which this prospectus forms a part.

11,701,474 Shares of Common Stock

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission registration fee	$943
Printing and engraving expenses	$-
Legal fees and expenses	$-
Accountant fees and expenses	$7,500
Total	$8,443

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Our amended and restated certificate of incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the Delaware General Corporation Law, and provides that if the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

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Item 15. Recent Sales of Unregistered Securities

Since January 1, 2011, Axion has issued and sold the following securities in transactions exempt from registration under Section 4(2) of the Securities Act of 1933:

On May 8, 2013, we sold convertible notes and warrants issued in conjunction with the May 2013 convertible notes for an aggregate principal amount of $9.0 million and subordinated convertible notes and warrants issued in conjunction with the May 2013 subordinated convertible notes for an aggregate principal amount of $1.0 million, as described in our audited financial statements for the year ended December 31, 2013.

On November 5, 2015, we sold $9.0 million aggregate principal amount of convertible notes and warrants as described in “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” on p. 40 of this prospectus.

All of the above equity transactions were made in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

2.1	Reorganization Agreement (without exhibits) between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated December 31, 2003.	(1)
2.2	First Addendum to the Reorganization Agreement between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated January 9, 2004.	(1)
3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001.	(2)
3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004.	(3)
3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004.	(3)
3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004.	(3)
3.6	Certificate of Amendment to the Certificate of Incorporation of Axion Power International, Inc., dated June 14, 2010.	(25)
3.7	Certificate of Amendment to the Certificate of Incorporation of Axion Power International, Inc., dated July 22, 2011.	(9)
4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.
4.2	Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated December 31, 2003.	(1)
4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated March 25, 2004.	(4)
4.4	Form of Warrant Agreement for 1,796,300 capital warrants.	(9)
4.5	Form of Warrant Agreement for 667,000 Series I investor warrants.	(9)
4.6	Form of Warrant Agreement for 350,000 Series II investor warrants.	(9)
4.7	Form of Warrant Agreement for 313,100 Series III investor warrants.	(9)
4.8	Form of 8% Cumulative Convertible Senior Preferred Stock Certificate	(D)
4.9	First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated February 28, 2005.	(11)
4.10	Second Amendment and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated November 21, 2006.	(19)
4.11	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(12)
4.12	Certificate of Powers, Designations, Preferences and Rights of the Series-A Convertible Preferred Stock, Par Value $0.005 Per Share, of Axion Power International, Inc. dated October 23, 2006.	(13)
4.13	Amended Certificate of Powers, Designations, Preferences and Rights of the Series-A Convertible Preferred Stock, Par Value $0.005 Per Share, of Axion Power International, Inc. dated October 26, 2006.	(13)

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4.14	Certificate of Amendment to the Certificate of Powers, Designations, Preferences and Rights of the Series-A Convertible Preferred Stock, Par Value $.005 Per Share, of Axion Power International, Inc. dated February 24, 2010.

4.15	Form of Warrants	(40)
4.16	Form of Underwriters Warrant	(39)
4.17	Form of Senior Indenture	(43)
4.18	Form of Subordinated Indenture	(43)

5.1	Opinion as to the Legality of Shares of Jolie Kahn, Esq.

10.1	Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 15, 2003.	(1)
10.2	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 17, 2003.	(1)
10.3	Tamboril Cigar Co. Incentive Stock Plan dated January 8, 2004.	(A)
10.4	Tamboril Cigar co. Outside Directors Stock Option Plan dated February 2, 2004.	(A)
10.5	Stock Purchase & Investment Representation Letter among John L. Petersen, Sally A. Fonner and C and T Co. Incorporated dated January 9, 2004.	(1)
10.6	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated January 9, 2004.	(1)
10.7	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004.	(5)
10.8	Definitive Incentive Stock Plan of Axion Power International, Inc. dated June 4, 2004.	(3)
10.9	Definitive Outside Directors’ Stock Option Plan of Axion Power International, Inc. dated June 4, 2004.	(3)
10.10	Executive Employment Agreement of Charles Mazzacato.	(9)
10.11	Executive Employment Agreement of Peter Roston.	(9)
10.12	Amended Retainer Agreement between the law firm of Fefer, Petersen & Cie dated March 31, 2005.	(C)
10.13	Retainer Agreement between the law firm of Fefer, Petersen & Cie and Tamboril Cigar Company dated January 2, 2004.	(10)
10.14	Bankruptcy Settlement Agreement Between Axion Power International, Inc. and Mega-C Power Corporation dated December, 2005.	(E)
10.15	Second Amendment to Development and License Agreement between Axion Power International, Inc. and C and T Co. Incorporated dated as of March 18, 2005.	(12)
10.16	Executive Employment Agreement of Thomas Granville dated June 23, 2008.	(20)

10.17	Loan agreement between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan dated January 31, 2006.	(14)
10.18	Security agreement between Axion Battery Products, Inc. as debtor and Robert Averill as secured party dated January 31, 2006.	(14)
10.19	Security agreement between Axion Power International, Inc. as debtor and Robert Averill as secured party dated January 31, 2006.	(14)
10.20	Promissory Note between Axion Battery Products, Inc. as maker and Robert Averill as payee dated February 14, 2006.	(14)
10.21	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill.	(14)
10.22	Commercial Lease Agreement between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors dated February 14, 2006.	(14)
10.23	Asset Purchase Agreement dated between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller February 10, 2006.	(14)
10.24	Escrow Agreement between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents dated February 14, 2006.	(14)

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10.25	Executive Employment Agreement of Edward Buiel dated June 23, 2008.	(21)
10.26	Consulting Agreement, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr. dated as of September 27, 2007.	(16)
10.27	Amendment No. 1 to Consulting Agreement by and between Axion Power International, Inc. and Andrew Carr Conway, Jr. dated as of October 31, 2007.	(16)
10.28	Securities Purchase Agreement by and between Axion Power International, Inc. and Quercus Trust dated as of January 14, 2008.	(17)
10.29	Common Stock Purchase Warrant executed by Axion Power International, Inc. dated January 14, 2008.	(17)
10.30	Executive Employment Agreement of Donald T. Hillier dated June 18, 2008.	(19)
10.31	Amendment to Warrants and Securities Purchase Agreement by and between Axion Power International, Inc. and Quercus Trust dated as of September 22, 2009.	(22)
10.32	Securities Purchase Agreement by and between Axion Power International, Inc. and the Investors named therein dated as of December 18, 2009.	(23)
10.33	Registration Rights Agreement, executed by Axion Power International Inc. and the Investors named therein.	(23)
10.34	Amendment No. 2 to Securities Purchase by and between Axion Power International, Inc. and Quercus Trust Agreement dated as of January 14, 2008.	(23)
10.35	Lock-Up Agreement executed by Quercus Trust and David Gelbaum and Monica Chavez Gelbaum.	(23)
10.36	Lease Agreement by and between Steven F. Hoye and Steven C. Warner, Lessor, and Axion Power Battery Manufacturing, Inc., Lessee dated March 28, 2010.	(6)
10.37	Executive Employment Agreement of Charles R. Trego dated April 1, 2010.	(24)
10.38	Executive Employment Agreement of Phillip S. Baker dated April 1, 2010.	(24)
10.39	Executive Employment Agreement of Thomas Granville dated June 29, 2010.	(26)
10.40	Amendment No. 3 to Securities Purchase Agreement by and between Axion Power International, Inc. and the Quercus Trust dated September 30, 2010.	(27)
10.41	Intentionally omitted.

10.42	Form of Subscription Agreement	(31)
10.43	Placement Agency Agreement, dated January 31, 2012	(31)
10.44	Securities Purchase Agreement, dated November 4, 2015, between Axion Power International, Inc. and the Investors	(32)
10.45	Form of Note	(32)
10.46	Form of Warrant	(32)
10.47	Registration Rights Agreement, dated May 8, 2013, between Axion Power International, Inc. and the Investors	(32)
10.48	Subordinated Note Purchase Agreement, dated November 4, 2015, between Axion Power International, Inc. and the Subordinated Investors	(32)
10.49	Form of Subordinated Note	(32)
10.50	Form of Subordinated Note Warrant	(32)
10.51	Subordination Agreement, dated May 8, 2013, by and among Axion Power International, Inc., the Investors and the Subordinated Investors	(32)
10.52	Executive Employment Agreement of Thomas Granville, effective April 1, 2013	(33)
10.53	Executive Employment Agreement of Charles Trego, effective April 1, 2013	(33)
10.54	Executive Employment Agreement of Phillip Baker, effective April 1, 2013	(33)
10.55	Executive Employment Agreement of Vani Dantam, effective April 1, 2013	(33)
10.56	Executive Employment Agreement of Stephen Graham, effective October 21, 2013	(34)
10.57	Form of Senior Note Amendment	(35)
10.58	Executive Employment Agreement of David DiGiacinto, effective July 1, 2014	(36)
10.59	Executive Employment Agreement of Thomas Granville, effective July 1, 2014	(36)
10.60	Consulting Agreement of Charles Trego, effective July 1, 2014	(36)
10.61	Amended Note, dated as of June 30, 2014	(37)
10.62	Security Agreement, dated as of June 30, 2014	(37)
10.63	Form of Warrant Exchange Agreement, dated as of August 1, 2014	(38)
10.64	Executive Employment Agreement of Charles Trego effective November 1, 2014	(42)

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10.65	Salary Deferral Agreements, effective October 1, 2014 and November 1, 2014, respectively	(42)
10.66	Form of Settlement and Release Agreement	(45)
10.67	Form of Amendment to Warrant Agreement	(46)
10.68	Form of Amended and Restated Warrant Agreement	(47)
10.69	Letter of Intent, dated June 13, 2015	(48)
10.70	Form of Securities Purchase Agreement dated August 6, 2015	(49)
10.71	Form of Note	(49)
10.72	Form of Warrant	(49)
10.73	Amendment to Securities Purchase Agreement	(50)
10.74	Securities Purchase Agreement dated November 4, 2015	(52)
10.75	Form of Note	(51)
10.76	Form of Warrant	(51)
10.77	Registration Rights Agreement, dated November 5, 2015	(53)
10.78	Form of Amendment Agreements, dated January 28, 2016	(52)
14.1	Code of Business Conduct and Ethics	(6)
23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)
23.2	Consent of Mayer Hoffman McCann P.C.
23.3	Consent of EFP Rotenberg, LLP

(1)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2004.
(2)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.
(5)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.
(6)	Incorporated by reference from our Annual Report on Form 10-KSB dated March 30, 2004
(7)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2003.
(8)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.
(9)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(10)	Incorporated by reference from our Form S-1 registration statement dated December 17, 2004.
(11)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(12)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(13)	Incorporated by reference from our Current Report on Form 8-K dated November 8, 2006.
(14)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2006.
(15)	Incorporated by reference from our Current Report on Form 8-K dated January 3, 2007.
(16)	Incorporated by reference from our Current Report on Form 8-K dated November 6, 2007.
(17)	Incorporated by reference from our Current Report on Form 8-K dated January 17, 2008.
(18)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2008.
(19)	Incorporated by reference from our Registration Statement on Form S-1 dated July 3, 2008.
(20)	Incorporated by reference from our Current Report on Form 8-K dated June 27, 2008.
(21)	Incorporated by reference from our Current Report on Form 8-K dated July 2, 2008.

(22)	Incorporated by reference from our Current Report on Form 8-K dated September 22, 2009.
(23)	Incorporated by reference from our Current Report on Form 8-K dated December 18, 2009.
(24)	Incorporated by reference from our Form 10-K for the year ended December 31, 2009 filed on March 30, 2010
(25)	Intentionally omitted.
(26)	Incorporated by reference from our Current Report on Form 8-K, filed on April 6, 2010.
(27)	Incorporated by reference from our Current Report on Form 8-K dated July 6, 2010.
(28)	Incorporated by reference from our Current Report on Form 8-K dated October 4, 2010.
(29)	Incorporated by reference from our Current Report on Form 8-K dated November 10, 2010.
(30)	Incorporated by reference from our Current Report on Form 8-K dated July 22, 2011.
(31)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2012.
(32)	Incorporated by reference from our Current Report on Form 8-K dated May 8, 2013
(33)	Incorporated by reference from our Quarterly Report on Form 10-Q dated May 15, 2013
(34)	Incorporated by reference from our Current Report on Form 8-K, dated October 15, 2013
(35)	Incorporated by reference from our Current Report on Form 8-K dated January 3, 2014.
(36)	Incorporated by reference from our Current Report on Form 8-K dated July 8, 2014.
(37)	Incorporated by reference from our Current Report on Form 8-K dated July 31, 2014.

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(38)	Incorporated by reference from our Current Report on Form 8-K dated August 4, 2014.
(39)	Incorporated by reference from our Registration Statement on Form S-1/A dated September 15, 2014.
(40)	Incorporated by reference from our Amendment No. 3 to Form S-1, dated October 22, 2014.
(41)	Incorporated by reference from our Current Report on Form 8-K filed on September 8, 2014.
(42)	Incorporated by reference from our Current Report on Form 8-K filed on November 10, 2014.
(43)	Incorporated by reference from our Registration Statement on Form S-3 filed on June 3, 2011.
(44)	Incorporated by reference from our Current Report on Form 8-K filed on December 11, 2014.
(45)	Incorporated by reference from our Current Report on Form 8-K filed on December 15, 2014.
(46)	Incorporated by reference from our Current Report on Form 8-K filed on May 14, 2015.
(47)	Incorporated by reference from our Current Report on Form 8-K filed on June 17, 2015.
(48)	Incorporated by reference from our Current Report on Form 8-K filed on June 18, 2015.
(49)	Incorporated by reference from our Current Report on Form 8-K filed on August 7, 2015.
(50)	Incorporated by reference from our Current Report on Form 8-K filed on August 11, 2015.
(51)	Incorporation by reference from our Current Report on Form 8-K filed on November 5, 2015.
(52)	Incorporated by reference from our Current Report on Form 8-K filed on January 28, 2016.
(53)	Incorporated by reference from our Registration Statement on Form S-1 dated November 20, 2015.
(A)	Incorporated by reference from our Current Report on Form 8-K/A dated February 2, 2004.
(B)	Incorporated by reference from our Current Report on Form 8-K dated April 4, 2005.
(C)	Incorporated by reference from our Registration Statement on Form SB-2 dated April 16, 2005.
(D)	Incorporated by reference from our Current Report on Form 8-K dated December 13, 2005.

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a)
32.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a)
32.1	Statement of Principal Executive Officer Pursuant to Section 1350 of Title 18 of the United States Code.

32.2	Statement of Principal Financial Officer Pursuant to Section 1350 of Title 18 of the United States Code.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Castle, Pennsylvania, on the 20th day of November, 2015.

AXION POWER INTERNATIONAL, INC.

AXION POWER INTERNATIONAL, INC.

By:	/s/ Donald Farley
Donald Farley, Principal Executive Officer and Director

Dated: January 29, 2016

AXION POWER INTERNATIONAL, INC.

By:	/s/ Danielle Baker
Danielle Baker, Principal Financial Officer and Principal Accounting Officer

Dated: January 29, 2016

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald Farley
Donald Farley	Principal Executive Officer and Director	January 29, 2016

/s/ Michael Kishinevsky
Michael Kishinevsky	Director	January 29, 2016

/s/ Charles Trego
Charles Trego	Director	January 29, 2016

/s/ Danielle Baker
Danielle Baker	Principal Financial Officer and Principal Accounting Officer	January 29, 2016

/s/ Richard Bogan
Richard Bogan	Director	January 29, 2016

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